Exhibit 2

         AGREEMENT AND PLAN OF MERGER AND REORGANIZATION



                             among:



                       AlliedSignal Inc.,
                     a Delaware corporation;



                    Clink Acquisition Corp.,
                     a Delaware corporation;



                        Clean Link, Inc.,
                    a California corporation;



                               and



              the Shareholders of Clean Link, Inc.

                   ___________________________

                  Dated as of October 21, 1998
                   ___________________________

                        TABLE OF CONTENTS



                                                             PAGE

Section 1.Description of Transaction                            1
     1.1  Merger of Merger Sub into the Company                 1
     1.2  Effect of the Merger                                  1
     1.3  Closing; Effective Time                               2
     1.4  Articles of Incorporation and Bylaws; Directors
          and Officers                                          2
     1.5  Conversion of Shares                                  2
     1.6  Escrow of Shares                                      3
     1.7  Closing Balance Sheet                                 4
     1.8  Post-Closing Purchase Price Adjustment                5
     1.9  Earnout Amount                                        5
     1.10 Closing of the Company's Transfer Books               7
     1.11 Exchange of Certificates                              7
     1.12 Reserved                                              8
     1.13 Tax Consequences                                      8
     1.14 Accounting Treatment                                  8
     1.15 Further Action                                        8
Section 2.Representations and Warranties of the Company
and the Shareholders                                            9
     2.1  Due Organization; No Subsidiaries; etc.               9
     2.2  Articles of Incorporation and Bylaws; Records         9
     2.3  Capitalization, etc.                                 10
     2.4  Financial Statements                                 10
     2.5  Absence of Changes                                   11
     2.6  Title to Assets                                      13
     2.7  Bank Accounts; Receivables; Customers                13
     2.8  Equipment; Leasehold                                 14
     2.9  Proprietary Assets                                   14
     2.10 Contracts                                            15
     2.11 Liabilities                                          18
     2.12 Compliance with Legal Requirements                   18
     2.13 Governmental Authorizations                          18
     2.14 Tax Matters                                          18
     2.15 Employee Benefit Plans; Labor and Employment
          Matters                                              20
     2.16 Environmental Matters                                22
     2.17 Insurance                                            23
     2.18 Related Party Transactions                           23
     2.19 Legal Proceedings; Orders                            24

     2.20 Authority; Binding Nature of Agreement               24
     2.21 Non-Contravention; Consents                          24
     2.22 Company Action                                       25
     2.23 Shareholder Approval                                 25
     2.24 SEC Filings                                          26
     2.25 Advisory Fees                                        26
Section 3.Representations and Warranties of Shareholders       26
     3.1  Shares                                               26
     3.2  Authority of Shareholders; Binding Nature of
          Agreements                                           26
     3.3  Non-Contravention; Consents                          27
     3.4  Ability                                              27
     3.5  Investment Representations                           28
     3.6  SEC Filings                                          29
Section 4.Representations and Warranties of Parent and
Merger Sub                                                     29
     4.1  Organization and Good Standing                       29
     4.2  Authorization and Enforceability                     29
     4.3  No Violation of Laws or Agreements                   30
     4.4  Consents                                             30
     4.5  Parent Common Stock                                  30
     4.6  SEC Filings                                          30
     4.7  Financial Statements                                 31
     4.8  Brokerage                                            31
Section 5.Covenants of the Parties                             31
     5.1  Confidentiality                                      31
     5.2  Tax Matters                                          32
     5.3  Tax Refund                                           32
     5.4  Cooperation on Tax Matters                           32
     5.5  Tax Indemnification                                  33
     5.6  Treatment of Certain Payments                        35
     5.7  Interest                                             35
Section 6.Deliveries to Parent, Merger Sub and the Company
at the Closing                                                 35
Section 7.Deliveries to Shareholders at the Closing            36
Section 8.Indemnification, Etc.                                37
     8.1  Survival of Representations, Etc.                    37
     8.2  Indemnification by Shareholders for Company
          Matters                                              37
     8.3  Threshold; Ceiling                                   38

     8.4  Indemnification by Shareholders for Shareholder
          Representations and Warranties and Covenants         39
     8.5  Exclusive Remedy                                     39
     8.6  Claims Against Escrow Shares                         39
     8.7  No Contribution                                      41
     8.8  Interest                                             41
     8.9  Defense of Third Party Claims                        41
     8.10 Exercise of Remedies by Indemnitees Other Than
          Parent                                               42
Section 9.Miscellaneous Provisions                             42
     9.1  Shareholders' Agent                                  42
     9.2  Further Assurances                                   42
     9.3  Fees and Expenses                                    42
     9.4  Attorneys' Fees                                      43
     9.5  Notices                                              43
     9.6  Reserved                                             43
     9.7  Time of the Essence                                  43
     9.8  Headings                                             43
     9.9  Counterparts                                         44
     9.10 Governing Law                                        44
     9.11 Successors and Assigns                               44
     9.12 Remedies Cumulative; Specific Performance            44
     9.13 Waiver                                               44
     9.14 Amendments                                           44
     9.15 Severability                                         45
     9.16 Parties in Interest                                  45
     9.17 Entire Agreement                                     45
     9.18 Construction                                         45

                      EXHIBITS & SCHEDULES



EXHIBITS

Exhibit A    -      Shareholders

Exhibit B    -     Certain definitions

Exhibit C    -     Form of Amended and Restated Articles of
                   Incorporation of Surviving Corporation

Exhibit D    -     Directors and officers of Surviving
                   Corporation

Exhibit E    -     Form of Escrow Agreement

Exhibit F    -     Form of Registration Rights Agreement

Exhibit G    -     Form of Retention Agreement

Exhibit H    -     Persons to sign Retention and Noncompetition
                   Agreements

Exhibit I    -      Form of Noncompetition Agreement

Exhibit J    -      Form of Release

Exhibit K    -      Form of legal opinion of Sweeney, Mason,
                    Wilson & Bosomworth

Exhibit L    -      Form of legal opinion of AlliedSignal Inc.

SCHEDULES

Schedule 1          Five-Year Earnout Gross Margin Percentage Scale

Schedule 2          Sixth-Year Earnout Gross Margin Percentage Scale

                       AGREEMENT AND PLAN

                  OF MERGER AND REORGANIZATION


     This Agreement and Plan of Merger and Reorganization (this "Agreement") is made and entered into as of October 21, 1998 by and among: AlliedSignal Inc., a Delaware corporation ("Parent"); Clink Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Parent ("Merger Sub"); Clean Link, Inc., a California corporation (the "Company"); the parties identified on Exhibit A (the "Shareholders") and Martha Sanford, as Shareholders' Agent. Certain other capitalized terms used in this Agreement are defined in Exhibit B.


                            RECITALS

     A. Parent, Merger Sub and the Company intend to effect a merger of Merger Sub into the Company in accordance with this Agreement and the California General Corporation Law and the Delaware General Corporation Law (the "Merger"). Upon consummation of the Merger, Merger Sub will cease to exist, and the Company will become a wholly owned subsidiary of Parent.

     B. It is intended that the Merger qualify as a tax-free reorganization within the meaning of Section 368(a)(2)(E) of the Internal Revenue Code of 1986, as amended (the "Code"). For accounting purposes, it is intended that the Merger be treated as a "purchase."

     C. The Shareholders own a total of 209,000 shares of the Common Stock (no par value per share) of the Company, constituting all of the outstanding capital stock of the Company.

                            AGREEMENT

     The parties to this Agreement agree as follows:

Description of Transaction
     1.1 Merger of Merger Sub into the Company. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time (as defined in Section 1.3), Merger Sub shall be merged with and into the Company, and the separate existence of Merger Sub shall cease. The Company will continue as the surviving corporation in the Merger (the "Surviving Corporation").

     1.2 Effect of the Merger. The Merger shall have the effects set forth in this Agreement and in the applicable provisions of the California General Corporation Law and the Delaware General Corporation Law.



     1.3 Closing; Effective Time. The consummation of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Cooley Godward LLP, Five Palo
       Alto Square, Palo Alto, California 94306 on the date hereof immediately after execution of this Agreement by the parties hereto. (The date hereof is referred to in this Agreement as the "Closing Date.") Contemporaneously with or as promptly as practicable after the Closing, a properly executed agreement of merger conforming to the requirements of Chapter 11 of the California General Corporation Law shall be filed with the Secretary of State of the State of California and a properly executed certificate of merger conforming to the requirements of the Delaware General Corporation
       Law shall be filed with the Secretary of State of the State of Delaware. The Merger shall become effective as of the later of the time such agreement of merger is filed with and accepted by the Secretary of State of the State of California and the time such certificate of merger is filed with and accepted by the Secretary of State of the State of Delaware (the "Effective Time").

     1.4   Articles  of  Incorporation and Bylaws; Directors  and
       Officers.

     (a) The   Articles  of  Incorporation  of  the  Surviving
       Corporation shall be amended and restated as of the Effective Time to conform to Exhibit C;

     (b) The Bylaws of the Surviving Corporation shall be amended and restated as of the Effective Time to conform to the Bylaws of Merger Sub as in effect immediately prior to the Effective Time; and

     (c)  The directors and officers of the Surviving Corporation
       immediately  after  the  Effective  Time  shall   be   the
       individuals identified on Exhibit D.

     Conversion of Shares.1.5   Conversion of Shares.

     (a) Subject to Section 1.11(c), at the Effective Time, by virtue of the Merger and without any further action on the part of Parent, Merger Sub, the Company or any
       Shareholder:

     (i) the 4,000 shares of common stock (no par value per share) of the Company (the "Company Common Stock") held by Timothy L. Evans immediately prior to the Effective
       Time shall be converted into the right to receive an aggregate of 3,976 shares of the common stock (par value $1.00 per share) of Parent ("Parent Common Stock") and the right to receive additional consideration pursuant to Sections 1.8 and 1.9;

     (ii)        the 2,000 shares of Company Common Stock held
       by Amy M. Irwen immediately prior to the Effective Time shall be converted into the right to receive an aggregate of 1,434 shares of Parent Common Stock, $20,000 in cash and the right to receive additional consideration pursuant to Sections 1.8 and 1.9;

     (iii) the 40,000 shares of Company Common Stock held by Randy R. LeClaire immediately prior to the Effective Time shall be converted into the right to receive an aggregate of 39,768 shares of Parent Common Stock and the right to receive additional consideration pursuant to Sections 1.8 and 1.9;

     (iv)        the 3,000 shares of Company Common Stock held
       by Paul E. Lewis immediately prior to the Effective Time shall be converted into the right to receive an aggregate of 2,982 shares of Parent Common Stock and the right to receive additional consideration pursuant to Sections 1.8 and 1.9;

     (v) the 40,000 shares of Company Common Stock held by Khalid Makhamreh immediately prior to the Effective Time shall be converted into the right to receive an aggregate of 39,768 shares of Parent Common Stock and the right to receive additional consideration pursuant to Sections 1.8 and 1.9;

     (vi) the 40,000 shares of Company Common Stock held by William E. McGeever immediately prior to the Effective Time shall be converted into the right to receive an aggregate of 32,842 shares of Parent Common Stock, $250,000 in cash and the right to receive additional consideration pursuant to Sections 1.8 and 1.9;

     (vii) the 40,000 shares of Company Common Stock held by Jeffrey Miller immediately prior to the Effective Time shall be converted into the right to receive an aggregate of 39,768 shares of Parent Common Stock and the right to receive additional consideration pursuant to Sections 1.8 and 1.9;

     (viii) the 40,000 shares of Company Common Stock held by Adel George Tannous immediately prior to the Effective Time shall  be converted into the right to receive an aggregate
       of   39,768 shares of Parent Common Stock and the right to
       receive additional consideration pursuant to Sections  1.8 and 1.9; and

     (ix) each share of the common stock (par value $.001 per share) of Merger Sub outstanding immediately prior to the Effective Time shall be converted into one share of common stock of the Surviving Corporation.

     (b) If any shares of Company Common Stock outstanding immediately prior to the Effective Time are unvested or are subject to a repurchase option, risk of forfeiture or other condition under any applicable restricted stock purchase agreement or other agreement with the Company, then the shares of Parent Common Stock issued in exchange for such shares of Company Common Stock will also be unvested and subject to the same repurchase option, risk of forfeiture or other condition, and the certificates representing such shares of Parent Common Stock may accordingly be marked with appropriate legends.

  1.6 Escrow of Shares. Pursuant to the Escrow Agreement, the form of which is attached as Exhibit E hereto, at the Closing, Parent shall issue a certificate for 83,117 shares of Parent Common Stock, which shall be in addition to the shares of Parent Common Stock issuable pursuant to Section 1.5(a)(i) hereof (the "Escrow Shares"), in the name of Escrow Agent or its nominee, evidencing the shares of Parent Common Stock to be held in escrow in accordance with the Escrow Agreement. The Escrow Shares shall be held as a trust fund and shall not be subject to any lien, attachment, trustee process or any other judicial process of any creditor of any party hereto. The Escrow Agent has agreed to accept delivery of the Escrow Shares and to hold the Escrow Shares in escrow (the "Escrow"), subject to the terms and conditions of this Agreement and the Escrow Agreement. The
       The Escrow Shares shall be released to Parent, and Parent may be required to deposit into the

       Escrow additional shares of Parent Common Stock as Escrow
       Shares, in accordance with the terms of the Escrow
       Agreement.

  1.7 Closing Balance Sheet. Within 120 days after the Closing Date, Parent will prepare and present to the Shareholders' Agent a proposed balance sheet of the Company as of the Closing Date (the "Proposed Closing Balance Sheet"), together with the calculation of the Net Working Capital of the Company as of the Closing Date (the "Closing Calculation"). The
       Proposed Closing Balance Sheet shall be prepared in accordance with GAAP and shall present fairly the financial position of the Company as of the Closing Date using practices and procedures consistent with those used in the preparation of the Company Financial Statements, except that no indebtedness for borrowed money shall be included in the calculation of Net Working Capital. The
       Shareholders' Agent shall have the right to review
       Parent's workpapers (the "Workpapers") utilized in preparing the Proposed Closing Balance Sheet and the Closing Calculation for purposes of verifying the accuracy of the Proposed Closing Balance Sheet and the Closing Calculation. The Proposed Closing Balance Sheet and the Closing Calculation shall be binding upon the parties to this Agreement unless the Shareholders' Agent gives written notice of disagreement with the Proposed
       Closing Balance Sheet or the Closing Calculation to
       Parent within 30 days after its receipt of the Proposed
       Closing Balance Sheet, specifying the nature and extent of such disagreement in sufficient specificity that Parent is able to investigate and respond to each element of such disagreement. If Parent and the Shareholders'
       Agent agree upon the Proposed Closing Balance Sheet and/or the Closing Calculation within 15 days after Parent's receipt of such notice from the Shareholders'
       Agent, such agreement shall be binding upon the parties to this Agreement. If Parent and the Shareholders' Agent are unable to resolve any such disagreement within such period, the disagreement may be referred for final determination to an independent accounting firm of national reputation selected by the mutual agreement of Parent and the Shareholders' Agent (the "Balance Sheet
       Selected Firm"), and the resolution of the disagreement and the Closing Calculation resulting therefrom shall be final and binding upon the parties hereto for purposes of this Agreement. If Parent and the Shareholders' Agent cannot agree on the Balance Sheet Selected Firm, it shall be a national accounting firm chosen by the independent auditors for Parent. The Closing Balance Sheet as finally determined by the parties or by the Balance Sheet
       Selected Firm is the "Closing Balance Sheet." Each party shall bear its own costs related to the preparation and investigation of the Proposed Closing Balance Sheet, the Closing Balance Sheet, any items of disagreement, and the Closing Calculation. The fees and disbursements of the Balance Sheet Selected Firm shall be shared equally by Parent and the Shareholders.

   1.8 Post-Closing Purchase Price Adjustment.

     (a) If the Closing Calculation of the Net Working Capital on the Closing Balance Sheet is greater than the Net Working Capital as shown on the Unaudited Interim Balance Sheet (the difference being an "Unpaid Balance") then, within fifteen business days after the final determination of the Closing Balance Sheet, Parent shall deliver to the Shareholders'Shareholder's Agent a number of shares of Parent Common Stock having a value (based on a deemed value of $36.09375 per share of Parent Common Stock) equal to the Unpaid Balance (rounded to the nearest whole share). Any payment by Parent pursuant to this Section 1.8(a) shall be apportioned by the Shareholders' Agent between the Shareholders in proportion to their percentage ownership of the Company as set forth in Exhibit A hereto.

     (b)       If the Closing Calculation of the Net Working
       Capital on the Closing Balance Sheet is less than the Net

       Working Capital as shown on the Unaudited Interim Balance Sheet (the difference being an "Overpayment") then, within fifteen business days of the final determination of the Closing Balance Sheet, Parent shall be entitled to offset the Overpayment against the Earnout Amount and receive from the Escrow Shares a number of shares of Parent Common Stock having a value (based on a deemed value of $36.09375 per share of Parent Common Stock) equal to the Overpayment (rounded to the nearest whole share). Any shares released to Parent pursuant to this
       Section 1.8 shall not apply to the $1,000,000 limit on offsets to the Earnout Amount provided in Sections 1.9 and 8.3(b) hereof.

  1.9  Earnout Amount.

     (a) As used herein, the following terms have the following meanings:

     (i) "Earnout Amount" means the sum of the Five-Year Annual Earnout Amounts and the Sixth-Year Earn-Out Amount paid by Parent in respect of each of the Five-Year Earnout Years and calendar year 2004 in accordance with this
          Section 1.9.

     (ii) "Earnout Year" means each of calendar years 1999, 2000, 2001, 2002, 2003 and 2004.

     (iii) "Five-Year Earnout Year" means each of the calendar years 1999, 2000, 2001, 2002 and 2003.

     (iv) "Gross Margin" means Net Sales, as defined in Section 1.9(a)(vi), less cost of goods sold on a basis consistent with past practices and in accordance with GAAP, which includes direct and indirect production labor, material, depreciation of facilities and equipment used for manufacturing purposes, outside manufacturing subcontractors and service personnel, freight and other production expenses, except that salaries and commissions of sale force, travel and entertainment expenses and show marketing expenses shall not be included in the cost of goods sold.

     (v)  "Gross Margin Percentage" means Gross Profit divided by
          Net Sales.

     (vi) "Net Sales" means the aggregate annual gross revenues of the Company, calculated on the accrual basis consistent with past revenue recognition policies generally applicable to its business, less freight, returns, rebates and allowances for doubtful accounts.

     (vii)"Proposed Annual Earnout Amount" means a Proposed
          Annual Five-Year Earnout Amount or a Proposed Sixth-Year Earnout
          Amount.

    (viii)"Proposed Annual Five-Year Earnout Amount" means, for each Five-Year Earnout Year, the product of
          (i) annual Net Sales for such Five-Year Earnout Year in excess of $7,500,000 multiplied by (ii) the applicable earnout percentage based on the Company's Gross Margin Percentage in the applicable Earnout Year as set forth on Schedule 1 hereto, as calculated by Parent in the manner required hereby.

     (ix) "Proposed Sixth-Year Earnout Amount" means, for calendar year 2004, the product of (i) annual Net Sales for calendar year 2004 in excess of $7,500,000 multiplied by (ii) the applicable earnout percentage based on the Company's Gross Margin Percentage in calendar year 2004 as set forth on Schedule 2 hereto, as calculated by Parent in the manner required hereby.

     (b)      Parent will calculate each Proposed Annual Earnout
       Amount and the Company's Gross Margin for each Earnout Year and will


PAGE>


       present such calculations, in reasonable
       detail, to the Shareholders' Agent and the Escrow Agent no later than 45 days after the end of the related Earnout Year. Parent will maintain such records as are necessary to calculate each Proposed Annual Earnout Amount and the Company's Gross Margin and Gross Margin
       Percentage for each Earnout Year.   The Proposed Annual
       Earnout Amount shall be binding upon the parties to this Agreement and determined to be the "Annual Earnout Amount" unless the Shareholders' Agent gives written notice of disagreement with any Proposed Annual Earnout Amount to Parent and the Escrow Agent within 30 days after its receipt of a Proposed Annual Earnout Amount, specifying the nature and extent of such disagreement in sufficient specificity that Parent is able to investigate and respond to each element of such disagreement, and Parent will give the Shareholders' Agent reasonable access to records needed to verify the calculation of each Proposed Annual Earnout Amount. If Parent and the Shareholders' Agent are unable to resolve any such disagreement within such period, the disagreement shall be referred for final determination to an independent accounting firm of national reputation selected by the mutual agreement of Parent and the Shareholders' Agent (the "Earnout Selected Firm"), and the resolution of that disagreement and the Annual Earnout resulting therefrom shall be final and binding upon the parties hereto for purposes of this Agreement. If Parent and the Shareholders' Agent cannot agree on the Earnout Selected Firm, it shall be a national accounting firm chosen by the independent auditors for Parent. The Annual Earnout as finally determined by the parties or by the Earnout Selected Firm is the "Annual Earnout." Each party shall bear its own costs related to the preparation and investigation of the Annual Earnout Amount. The fees and disbursements of the Earnout Selected Firm shall be shared equally by Parent and the Shareholders unless the Earnout Selected Firm shall determine based upon its assessment of the relative merits of the positions taken by each in any disagreement presented to such firm that a different proportion is equitable.

(c) Subject to Section 1.8, this Section 1.9 and Section 8.3(b), on the fifteenth Trading Day after determination of the Annual Earnout Amount (the "Earnout Payment Date"), the Escrow Agent shall release to the Shareholders' Agent from the Escrow Shares a number of shares of Parent Common Stock having a value (based on the Average Trading Price as of the Earnout Payment
Date) equal to the Annual Earnout Amount in respect of the immediately preceding Earnout Year (rounded to the nearest whole share); provided, however, that the Annual Earnout Amount for each Earnout Year shall be payable only if and to the extent that the Company's Gross Margin Percentage of at least 30% in any such Earnout Year, as set forth in Schedules 1 and 2 hereto. The Shareholders' Agent shall distribute to the Shareholders their proportional share (as set forth on Exhibit A) of the number of Escrow Shares (if any) issued in payment of the Annual Earnout Amount. Subject to the provisions of Sections 5.5 and 8 hereof, Parent shall be entitled to offset against the Annual Earnout Amount an aggregate amount of up to $1,000,000 to the extent the Shareholders have Liability to the Indemnitees pursuant to
Section 5.5 or 8.2(a) hereof for Losses or Damages, as applicable, provided that, except with respect to claims under
Section 8.2(a)(iii), Parent shall have notified Shareholders' Agent of such claims on or prior to the first anniversary of the date hereof.

     1.10 Closing of the Company's Transfer Books. At the Effective Time, holders of certificates representing shares of the Company's capital stock that were outstanding immediately prior to the Effective Time shall cease to have any rights as shareholders of the Company, and the stock transfer books of the Company shall be closed with respect to all shares of such capital stock outstanding immediately prior to the Effective Time. No further transfer of any such shares of the

       Company's capital stock shall be made on such stock transfer books after the Effective Time. If, after the Effective Time, a valid certificate previously representing any of such shares of the Company's capital stock (a "Company Stock
       Certificate") is presented to the Surviving Corporation or Parent, such Company Stock Certificate shall be canceled and shall be exchanged as provided in Section
       1.11.

     1.11   Exchange of Certificates.

     (a) No fractional shares of Parent Common Stock shall be issued in connection with the Merger, and no certificates for any such fractional shares shall be issued. In lieu of such fractional shares, any holder of capital stock of the Company who would otherwise be entitled to receive a fraction of a share of Parent Common Stock pursuant to Section 1.5 hereof (after aggregating all fractional shares of Parent Common Stock issuable to such holder pursuant to Section 1.5 hereof) shall, upon surrender of such holder's Company Stock Certificate(s), be paid in cash the dollar amount (rounded to the nearest whole cent), without interest, determined by multiplying such fraction by $36.09375.

     (b) Parent and the Surviving Corporation shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable to any holder or former holder of capital stock of the Company pursuant to this Agreement such amounts as Parent or the Surviving Corporation may be required to deduct or withhold therefrom under the Code or under any provision of state, local or foreign tax law. To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

     (c) Neither Parent nor the Surviving Corporation shall be liable to any holder or former holder of capital stock of the Company for any shares of Parent Common Stock (or dividends or distributions with respect thereto), or for any cash amounts, delivered to any public official pursuant to any applicable abandoned property, escheat or similar law.

     (d) The shares of Parent Common Stock to be issued pursuant to this Agreement shall be characterized as "Restricted Securities" under the federal securities laws, and under such laws such shares may be resold without registration under the Securities Act of 1933, as amended (the "Securities Act"), only in certain limited sets of circumstances. Each certificate evidencing shares of Parent Common Stock to be issued pursuant to this Agreement shall bear the following legend (together with any legend required by applicable state securities laws):

          "THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933. SUCH SHARES MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR AN EXEMPTION THEREFROM UNDER SAID ACT. COPIES OF THE AGREEMENT COVERING THE ISSUANCE OF THESE SHARES AND RESTRICTING THEIR TRANSFER MAY BE OBTAINED AT NO COST BY WRITTEN REQUEST MADE BY THE HOLDER OF RECORD OF THIS CERTIFICATE TO THE SECRETARY OF THE CORPORATION."

1.12    Reserved.

1.13 Tax Consequences. For federal income tax purposes, the Merger is intended to constitute a reorganization within the meaning of Section

       368(a)(2)(E) of the Code. The parties to this Agreement hereby adopt this Agreement as a "plan of reorganization" within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the United States Treasury Regulations.

     1.14  Accounting Treatment.  For
       accounting purposes, the Merger is intended to be treated as a "purchase."

     1.15   Further Action.  If, at any time
       after the Effective Time, any further action is determined by Parent to be reasonably necessary to carry out the purposes of this Agreement or to vest the Surviving Corporation or Parent with full right, title and possession of and to all rights and property of Merger Sub and the Company, the officers and directors of the Surviving Corporation and Parent shall be fully authorized (in the name of Merger Sub, in the name of the Company and otherwise) to take such action.

SECTION 2. Representations and Warranties of the Company and the Shareholders

     The Company and the Shareholders jointly and severally represent and warrant, to and for the benefit of the Indemnitees, as follows:

2.1  Due Organization; No Subsidiaries; etc.

     (a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of California and has all necessary power and authority: (i) to conduct its business in the manner in which its business is currently being conducted; (ii) to own and use its assets in the manner in which its assets are currently owned and used; and (iii) to perform its obligations under all Company Contracts.

     (b) Except as set forth in Part 2.1(b) of the Disclosure Schedule, the Company has not conducted any business under or otherwise used, for any purpose or in any jurisdiction, any fictitious name, assumed name, trade name or other name, other than the names "CleanLink," "CleanLink, Inc.," "Clean Link" and "Clean Link, Inc."

     (c) The Company is not and has not been required to be qualified, authorized, registered or licensed to do business as a foreign corporation in any jurisdiction other than the jurisdictions identified in Part 2.1(c) of the Disclosure Schedule, except where the failure to be so qualified, authorized, registered or licensed has not had and will not have a Material Adverse Effect on the Company. The Company is in good standing as a foreign corporation in each of the jurisdictions identified in
       Part 2.1(c) of the Disclosure Schedule.

     (d) Part 2.1(d) of the Disclosure Schedule accurately sets forth (i) the names of the members of the Company's board of directors, (ii) the names of the members of each committee of the Company's board of directors, and (iii) the names and titles of the Company's officers.

     (e) The Company does not own any controlling interest in any Entity, and the Company has never owned, beneficially or otherwise, any shares or other securities of, or any direct or indirect equity interest in, any Entity. The Company has not agreed and is not obligated to make any future investment in or capital contribution to any Entity.

     Articles of Incorporation and Bylaws; Records.2.2
       Articles of Incorporation and Bylaws; Records. The Company has delivered to Parent accurate and complete copies of: (1) the Company's articles of incorporation and bylaws, including all amendments thereto; (2) the stock records of the Company; and (3) the minutes and other records of the meetings and other proceedings (including any actions taken by written consent or otherwise without a meeting) of the shareholders of the Company, the board of directors of the Company and all committees of the board of directors of the Company. There have been no formal meetings or other proceedings of the shareholders of the Company, the board of directors of the Company or any committee of the board of directors of the Company that are not fully reflected in such minutes or other records. There has not been any violation of any of the provisions of the Company's articles of incorporation or bylaws, and the Company has not taken any action that is inconsistent in any material respect with any resolution adopted by the Company's shareholders, the Company's board of directors or any committee of the Company's board of directors. The stock records, minute books and other records of the Company are accurate, up-to-date and complete in all material respects, and have been maintained in accordance with prudent business practices.

2.3    Capitalization, etc

     (a) The authorized capital stock of the Company consists of: 500,000 shares of Company Common Stock, of which 209,000 shares have been issued and are outstanding as of the Closing Date. All of the outstanding shares of Company Common Stock have been duly authorized and validly issued, are fully paid and non-assessable are held of record and beneficially as set forth in Part 2.3(a) of the Disclosure Schedule. Except as set forth in Part 2.3(a) of the Disclosure Schedule, there is no repurchase option which is held by the Company and to which any of such shares is subject. There are no securities, options, warrants, rights, calls, subscription agreements, commitments or understandings of any nature whatsoever that directly or indirectly (i) call for the issuance, sale, pledge or other disposition of any shares of capital stock of the Company or any securities convertible into, or other rights to acquire, any shares of capital stock of the Company, (ii) obligate the Company to grant, offer or enter into any of the foregoing or (iii) relate to the voting or control of such capital stock, securities or rights.

     (b) All outstanding shares of Company Common Stock have been issued and granted in compliance with (i) all applicable securities laws and other applicable Legal Requirements, and (ii) all requirements set forth in applicable Contracts.

     (c) The Company has never repurchased, redeemed or otherwise reacquired any shares of capital stock or other securities of the Company.

2.4    Financial Statements.

     (a) Part 2.4 of the Disclosure Schedule includes the following financial statements and notes (collectively, the "Company Financial Statements"):

     (i) The unaudited balance sheets of the Company as of December 31, 1997, and the related unaudited income statements of the Company for the year then ended, together with the notes thereto; and

     (ii) the unaudited balance sheet of the Company as of June 30, 1998 (the "Unaudited Interim Balance Sheet"), and the related unaudited income statement of the Company for the six months then ended.

     (b) The Company Financial Statements are accurate and complete in all material respects and present fairly the financial position of the Company as of the respective dates thereof and the results of operations and (in the case of the financial statements referred to in Section 2.4(a)(i)) cash flows of the Company for the periods covered thereby. The Company Financial Statements have been prepared based on the books and records of the Company and in accordance with GAAP applied on a consistent basis throughout the periods covered (except as disclosed in the footnotes thereto and except that the financial statements referred to in Section 2.4(a)(ii) do not contain footnotes and are subject to normal and recurring year-end adjustments, which will not, individually or in the aggregate, be material in magnitude).

2.5    Absence of Changes.  Except  as  set forth in Part  2.5
       of the Disclosure  Schedule, since December 31, 1997:


(a)    to the best of the Knowledge of the
       Company and the Shareholders, there has not been any event, occurrence, or change in circumstances or facts regarding the Company or its business that has had or that may be reasonably expected to have, either alone or in the aggregate, a Material Adverse Effect on the Company;

     (b) there has not been any material loss, damage or destruction to, or any material interruption in the use of, any of the Company's assets (whether or not covered by insurance);

     (c) the Company has not declared, accrued, set aside or paid any dividend or made any other distribution in respect of any shares of capital stock, and has not repurchased, redeemed or otherwise reacquired any shares of capital stock or other securities;

     (d) the Company has not sold, issued or authorized the issuance of (i) any capital stock or other security, (ii) any option or right to acquire any capital stock or any other security, or (iii) any instrument convertible into or exchangeable for any capital stock or other security;

     (e) the Company has not amended or waived any of its rights under, or permitted the acceleration of vesting under, any restricted stock purchase agreement;

     (f) there has been no amendment to the Company's articles of incorporation or bylaws, and the Company has not effected or been a party to any Acquisition Transaction, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction;

     (g) the Company has not formed any subsidiary or acquired any equity interest or other interest in any other Entity;

     (h) the Company has not made any (i) single capital expenditure or commitment in excess of Fifty Thousand Dollars ($50,000) for additions to property, plant, equipment or intangible capital assets or aggregate capital expenditures and commitments or (ii) sale, assignment, transfer, lease or other disposition of or agreement to sell, assign, transfer, lease or otherwise dispose of any asset or property having a value of Fifty Thousand Dollars ($50,000) in the aggregate other than in the ordinary course of business;

     (i) the Company has not (i) entered into or permitted any of the assets owned or used by it to become bound by any Contract that is or would constitute a Material
       Contract (as defined in Section 2.10(a)), or (ii) amended or prematurely terminated, or waived any material right or remedy under, any such Contract;

     (j) the Company has not (i) acquired, leased or licensed any right or other asset from any other Person,
       (ii) sold or otherwise disposed of, or leased or licensed, any right or other asset to any other Person, or (iii) waived or relinquished any right, except for immaterial rights or other immaterial assets acquired, leased, licensed or disposed of in the ordinary course of business and consistent with the Company's past practices prepaid any expense of the Company;

     (k)       the Company has not (i) written off as
       uncollectible, or established any extraordinary reserve with respect to, any account receivable or other indebtedness or (ii) prepaid any expense of the Company;

     (l) the Company has not made any pledge of any of its assets or otherwise permitted any of its assets to become subject to any Encumbrance, except for pledges of immaterial assets made in the ordinary course of business and consistent with the Company's past practices;

     (m) the Company has not (i) lent money to any Person (other than pursuant to routine travel advances made to employees in the ordinary course of business), or (ii) incurred or guaranteed any indebtedness for borrowed money;

     (n) the Company has not (i) granted any severance, continuation or termination pay to any director, officer, shareholder or employee of the Company, (ii) entered into any employment, deferred compensation or other similar agreement (or any amendment to any such existing agreement) with any director, officer, shareholder or employee of the Company, (iii) increased benefits payable or potentially payable under any severance, continuation or termination pay policies or employment agreements with any director, officer, shareholder or employee of the Company, (iv) increased compensation, bonus or other benefits payable or potentially payable to directors, officers, shareholders or employees of the Company, (v) changed the terms of any bonus, pension, insurance, health or other Plan of the Company, or (vi) represented to any employee or former employee of the Company that Parent would assume, continue to maintain or implement any Plan after the Closing Date;

     (o) the Company has not changed any of its methods of accounting or accounting practices in any respect;

     (p)       the Company has not made any Tax election;

     (q)       the Company has not commenced or settled any Legal
       Proceeding;

     (r) the Company has not entered into any material transaction or taken any other material action outside the ordinary course of business or inconsistent with its past practices; and

     (s) the Company has not agreed or committed to take any of the actions referred to in clauses "(c)" through "(r)" above.

     2.6  Title to Assets.

     (a) The Company owns, and has good, valid and marketable title to, all assets purported to be owned by it, including: (i) all assets reflected on the Unaudited Interim Balance Sheet; (ii) all assets referred to in Parts 2.7(b) and 2.9 of the Disclosure Schedule and all of the Company's rights under the Contracts identified in Part 2.10 of the Disclosure Schedule; and (iii) all other assets reflected in the Company's books and records as being owned by the Company. Except as set forth in Part 2.6 of the Disclosure Schedule, all of said assets are owned by the Company free and clear of any liens or other Encumbrances, except for (x) any lien for current taxes not yet due and payable, and (y) minor liens that have arisen in the ordinary course of business and that do not (in any case or in the aggregate) materially detract from the value of the assets subject thereto or materially impair the operations of the Company.

     (b) Part 2.6(b) of the Disclosure Schedule identifies all assets that are material to the business of the Company that are being leased or licensed to the Company. The Company is not in default under any of the leases listed on Part 2.6(b) of the Disclosure Schedule.

     2.7  Bank Accounts; Receivables; Customers.

     (a) Part 2.7(a) of the Disclosure Schedule provides accurate information with respect to each account maintained by or for the benefit of the Company at any bank or other financial institution.

     (b) Part 2.7(b) of the Disclosure Schedule provides an accurate and complete breakdown and aging of all accounts receivable, notes receivable and other receivables of the Company as of June 30, 1998. Except as set forth in Part 2.7(b) of the Disclosure Schedule, all existing accounts receivable of the Company (including those accounts receivable reflected on the Unaudited Interim Balance Sheet that have not yet been collected and those accounts receivable that have arisen since June 30, 1998 and have not yet been collected) (i) represent valid obligations of customers of the Company arising from bona fide transactions entered into in the ordinary course of business, (ii) are current and will be collected in at their recorded amounts when due (except to the extent the Company elects not to collect late charges and interest consistent with past practices), without any counterclaim or set off.

     (c) Part 2.7(c) of the Disclosure Schedule sets forth a correct and complete list (by name, address and persons to contact) of the ten largest customers (based on revenues generated by the Company from such customers through the sale of products by the Company) of the Company ("Major Customers") for the years ended December 31, 1997 (actual) and December 31, 1998 (estimated, with actuals through June 30, 1998). As of the date hereof, neither the Company nor any Shareholder is aware of any development regarding the Company's relationship with one or more of the Major Customers (i) which could reasonably be expected to result in a Material Adverse Effect on the Company or (ii) which indicates that, following the Closing, any such Major Customer will either terminate current purchase orders or refuse to purchase additional products from the Company.

     Equipment; Leasehold.2.8   Equipment; Leasehold.

     (a) All material items of equipment and other tangible assets owned by or leased to the Company are adequate for the uses to which they are being put, are in good condition and repair (ordinary wear and tear excepted) and are adequate for the conduct of the Company's business in the manner in which such business is currently being conducted.

     (b) The Company does not own any real property or any interest in real property, except for the leasehold created under the real property lease identified in Part 2.10(a) of the Disclosure Schedule (the "Lease"). The property leased pursuant to the Lease (the "Leased Real Property") constitutes all of the real property leased or occupied by the Company in connection with the Company's business. Except as set forth on Part 2.8(b) of the Disclosure Schedule, the Lease is in full force and effect, and all rent and other material sums and charges payable by the Company as tenant thereunder are current.
       No written notice of any default under the Lease has been given or received by the Company. There are no subleases, licenses or other agreements granting any Person other than the Company any right to the possession, use, occupancy or enjoyment of the Leased
       Real Property. The Company has all right, title and interest of the lessee under the Lease, free and clear of any and all Encumbrances.

     2.9  Proprietary Assets.

     (a) Part 2.9(a)(i) of the Disclosure Schedule sets forth, with respect to each Company Proprietary Asset registered with any Governmental Body or for which an application has been filed with any Governmental Body,
       (i) a brief description of such Proprietary Asset, and
       (ii) the names of the jurisdictions covered by the applicable registration or application. Part 2.9(a)(ii) of the Disclosure Schedule identifies and provides a brief description of all other Company Proprietary Assets owned by the Company. Part 2.9(a)(iii) of the Disclosure
       Schedule identifies and provides a brief description of each Proprietary Asset licensed to the Company by any Person (except for any Proprietary Asset that is licensed to the Company under any third party software license generally available to the public at a cost of less than $10,000), and identifies the license agreement under which such Proprietary Asset is being licensed to the Company. Except as set forth in Part 2.9(a)(iv) of the Disclosure Schedule, the Company has good, valid and marketable title to all of the Company Proprietary Assets identified in Parts 2.9(a)(i) and 2.9(a)(ii) of the Disclosure Schedule, free and clear of all liens and other Encumbrances, and has a valid right to use all Proprietary Assets identified in Part 2.9(a)(iii) of the Disclosure Schedule. Except as set forth in Part 2.9(a)(v) of the Disclosure Schedule, the Company is not obligated to make any payment to any Person for the use of any Company Proprietary Asset. Except as set forth in
       Part 2.9(a)(vi) of the Disclosure Schedule, the Company has not developed jointly with any other Person any Company Proprietary Asset with respect to which such other Person has any rights.

     (b) The Company has taken reasonably adequate measures and precautions to protect and maintain the confidentiality and secrecy of all Company Proprietary Assets (except Company Proprietary Assets whose value would be unimpaired by public disclosure) and otherwise to maintain and protect the value of all Company Proprietary Assets.

     (c) To the best of the Knowledge of the Company and the Shareholders, none of the Company Proprietary Assets infringes or conflicts with any Proprietary Asset owned or used by any other Person. To the best of the Knowledge of the Company and the Shareholders, the Company is not infringing, misappropriating or making any unlawful use of, and the Company has not at any time infringed, misappropriated or made any unlawful use of, or received any notice or other communication (in writing or otherwise) of any actual, alleged, possible or potential infringement, misappropriation or unlawful use of, any Proprietary Asset owned or used by any other Person. To the best of the Knowledge of the Company and the Shareholders, no other Person is infringing, misappropriating or making any unlawful use of, and no Proprietary Asset owned or used by any other Person infringes or conflicts with, any Company Proprietary Asset.

     (d) Except as set forth in Part 2.9(d) of the Disclosure Schedule: (i) each Company Proprietary Asset conforms in all material respects with any specification, documentation, performance standard, representation or statement made or provided with respect thereto by or on behalf of the Company; and (ii) there has not been any claim by any customer or other Person alleging that any Company Proprietary Asset (including each version thereof that has ever been licensed or otherwise made available by the Company to any Person) does not conform in all material respects with any specification, documentation, performance standard, representation or statement made or provided by or on behalf of the Company, and, to the best of the Knowledge of the Company and the Shareholders, there is no basis for any such claim.

     (e) The Company Proprietary Assets constitute all the Proprietary Assets necessary to enable the Company to conduct its business in the manner in which such business has been and is being conducted. Except as set forth in
       Part 2.9(e) of the Disclosure Schedule, (i) the Company has not licensed any of the Company Proprietary Assets to any Person on an exclusive basis, and (ii) the Company has not entered into any covenant not to compete or Contract limiting its ability to exploit fully any of its Proprietary Assets or to transact business in any market or geographical area or with any Person.

  (f) Except as set forth in Part 2.9(f) of the Disclosure Schedule, (i) all current and former employees of the Company have executed and delivered to the Company an agreement (containing no exceptions to or exclusions from the scope of its coverage) that is substantially identical to the form of Intellectual Property and Confidential Information Agreement previously delivered to Parent, and (ii) all current and former consultants and independent contractors to the Company have executed and delivered to the Company an agreement (containing no exceptions to or exclusions from the scope of its coverage) that is substantially identical to the form of Intellectual Property and Consultant Confidential Information Agreement previously delivered to Parent.

     2.10 Contracts.

     (a)       Part 2.10(a) of the Disclosure Schedule
       identifies:

     (i)            each Company Contract relating to the
       employment of, or the performance of services by, any employee, consultant or independent contractor;

     (ii)           each Company Contract relating to the
       acquisition, transfer, use, development, sharing or license of any technology or any Proprietary Asset;

     (iii) each Company Contract imposing any restriction on the Company's right or ability (A) to compete with any other Person, (B) to acquire any product or other asset or any services from any other Person, to sell any product or other asset to or perform any services for any other Person or to transact business or deal in any other manner with any other Person, or (C) develop or distribute any technology;

     (iv) each Company Contract creating or involving any agency relationship, distribution arrangement or franchise relationship;

     (v)            each Company Contract relating to the
       acquisition, issuance or transfer of any securities;

     (vi)           each Company Contract relating to the
       creation of any Encumbrance with respect to any asset of the Company;

     (vii) any mortgage, indenture, note, installment obligation or other Company Contract for or relating to the borrowing of money by the Company;

     (viii)         each Company Contract involving or
       incorporating any guaranty, any pledge, any performance or completion bond, any indemnity or any surety arrangement;

     (ix)           any Company Contract related to any
       obligation to make payments, contingent or otherwise, arising out of the prior acquisition of the business of other Persons;

     (x) each Company Contract creating or relating to any partnership or joint venture or any sharing of revenues, profits, losses, costs or liabilities;

     (xi)           each Company Contract relating to the
       purchase or sale of any product or other asset by or to, or the performance of any services by or for, any Related
       Party (as defined in Section 2.18);

     (xii)          each Company Contract constituting or
       relating to a Government Contract or Government Bid;

     (xiii)any other Company Contract that was entered into outside the ordinary course of business or was inconsistent with the Company's past practices;

     (xiv)any other Company Contract that has a term of more than 60 days and that may not be terminated by the Company
       (without penalty) within 60 days after the delivery of a termination notice by the Company;

     (xv) any other Company Contract that contemplates or involves (A) the payment or delivery of cash or other consideration in an amount or having a value in excess of $50,000 in the aggregate, or (B) the performance of services having a value in excess of $50,000 in the aggregate; and

     (xvi)any other material Contract.

(Contracts in the respective categories described in clauses
"(i)" through "(xvi)" above are referred to in this Agreement as "Material Contracts.")

     (b) The Company has delivered to Parent accurate and complete copies of all written Contracts identified in
       Part 2.10(a) of the Disclosure Schedule, including all amendments thereto. Part 2.10(b) of the Disclosure Schedule provides an accurate description of the material terms of each Company Contract that is not in written form. Each Contract identified in Part 2.10(a) of the Disclosure Schedule is valid and in full force and effect, and, to the best of the Knowledge of the Company and the Shareholders, is enforceable by the Company in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

     (c) Except as set forth in Part 2.10(c) of the Disclosure Schedule:

     (i) the Company has not violated or breached, or committed any default under, any Company Contract, and, to the best of the

       Knowledge of the Company and the Shareholders, no other Person has violated or breached, or committed any default under, any Company Contract;

     (ii) to the best of the Knowledge of the Company and the Shareholders, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will, or could reasonably be expected to, (A) result in a violation or breach of any of the provisions of any Company Contract, (B) give any Person the right to declare a default or exercise any remedy under any Company Contract, (C) give any Person the right to accelerate the maturity or performance of any Company Contract, or (D) give any Person the right to cancel, terminate or modify any Company Contract;

     (iii) since December 31, 1992, the Company has not received any notice or other communication regarding any actual or possible violation or breach of, or default under, any Company Contract; and

     (iv)           the Company has not waived any of its
       material rights under any Material Contract.

     (d) The Contracts identified in Part 2.10(a) of the Disclosure Schedule collectively constitute all of the Contracts necessary to enable the Company to conduct its business in the manner in which its business is currently being conducted.

     (e) Part 2.10(e) of the Disclosure Schedule identifies and provides a brief description of each proposed
       Contract as to which any bid, offer, award, written proposal, term sheet or similar document has been submitted or received by the Company since January 1, 1998 outside the ordinary course of business.

     (f) Part 2.10(f) of the Disclosure Schedule provides an accurate description and breakdown of the Company's backlog under Company Contracts.

    2.11 Liabilities. The Company has no accrued, contingent or other liabilities of any nature, either matured or unmatured (whether or not required to be reflected in financial statements in accordance with GAAP, and whether due or to become due), except for: (a) liabilities identified as such in the "liabilities" column of the Unaudited Interim Balance Sheet; (b) accounts payable or accrued salaries that have been incurred by the Company since June 30, 1998 in the ordinary course of business and consistent with the Company's past practices; (c) liabilities under the Company Contracts identified in Part 2.10(a) of the Disclosure Schedule, to the extent the nature and magnitude of such liabilities can be specifically ascertained by reference to the text of such Company Contracts; and (d) the liabilities identified in Part
       2.11 of the Disclosure Schedule. The Company does not have outstanding any indebtedness for borrowed money.

    2.12 Compliance with Legal Requirements. The Company is, and has at all times since December 31, 1992 been, in compliance with all applicable Legal Requirements, except where the failure to comply with such applicable Legal Requirements has not had and will not have a Material Adverse Effect on the Company. Except as set forth in Part 2.12 of the Disclosure Schedule, since December 31, 1992, the Company has not received any notice or other communication from any Governmental Body regarding any actual or possible violation of, or failure to comply with, any Legal
       Requirement.

     2.13 Governmental Authorizations. Part 2.13 of the Disclosure Schedule identifies each material Governmental Authorization held by the

       Company, and the Company has delivered to Parent accurate and complete copies of all Governmental Authorizations identified in Part 2.13 of the Disclosure Schedule. The Governmental Authorizations identified in
       Part 2.13 of the Disclosure Schedule are valid and in full force and effect, and collectively constitute all Governmental Authorizations necessary to enable the Company to conduct its business in the manner in which its business is currently being conducted. The Company is, and at all times since December 31, 1992 has been, in substantial compliance with the terms and requirements of the respective Governmental Authorizations identified in
       Part 2.13 of the Disclosure Schedule. Since December 31, 1992, the Company has not received any notice or other communication from any Governmental Body regarding (a) any actual or possible violation of or failure to comply with any term or requirement of any Governmental Authorization, or (b) any actual or possible revocation, withdrawal, suspension, cancellation, termination or modification of any Governmental Authorization.

    2.14 Tax Matters  Except as provided in Part
       2.14 of the Disclosure Schedule:

     (a) all Returns required to be filed with any Taxing Authority with respect to any Pre-Closing Tax Period by or on behalf of the Company have, to the extent required to be filed on or before the date hereof, been filed when due (taking into account any permitted extensions);

     (b) to the best of the Knowledge of the Company and the Shareholders, as of the time of filing, the Returns were accurate and complete in all material respects and do not contain a disclosure statement under Code Section 6662 (or any predecessor provision or comparable provision of any Law);

     (c) all Taxes that are due have been timely paid, or withheld and remitted to the appropriate Taxing
       Authority;

     (d) the Company is not delinquent in the payment of any material Tax or has requested any extension of time within which to file any Return and has not yet filed such Return;

     (e) the Company has not been granted any extension or waiver of the statute of limitations period applicable to any Return, which period (after giving effect to such extension or waiver) has not yet expired;

     (f) the Company is not a party to or bound by any closing agreement or offer in compromise with any Taxing
       Authority;

     (g)       there is no claim, audit, action, suit,
       proceeding, or, to the best of the Knowledge of the Company and the Shareholders, any investigation now pending against or with respect to the Company in respect of any Tax or Tax Asset;

     (h)       there are no requests for rulings or
       determinations in respect of any Tax or Tax Asset pending between the Company and any Taxing Authority;

     (i) the Company is not a party to any agreement, contract, arrangement or plan that has resulted or would result, separately or in the aggregate, in connection with this Agreement or any change of control of the Company, in the payment of any "excess parachute payments" within the meaning of Code Section 280G;

     (j) the Company has not agreed to make, or is not required to make, any adjustment under Code Section 263A or 481(a) or any comparable provision of state or foreign Tax laws by reason of a change in accounting method or otherwise, and the Company has not taken action which is not in accordance with past practice that could defer a Liability for Taxes of the Company from any Pre-Closing Tax Period to any Post-Closing Tax Period;

     (k) there are no liens for Taxes upon the assets of the Company except liens for current Taxes not yet delinquent;

     (l) no Shareholder is subject to withholding under Code Section 1445 with respect to any transaction contemplated hereby;

     (m) the Company is not currently under any contractual obligation to pay any amounts of the type described in clause (ii) or (iii) of the definition of "Tax;"

     (n) the Company does not have and has not had or has had a permanent establishment in any foreign country, as defined in any applicable Tax treaty or convention between the United States and such foreign country, and the Company has not engaged in a trade or business within, or derived any income from any foreign country;

     (o) the Company is not a party to any joint venture, partnership, or other arrangement or contract which could be treated as a partnership for Federal, state, local or foreign Tax purposes;

     (p) to the best of the Knowledge of the Company and the Shareholders, the provision for Taxes on the Unaudited Interim Balance Sheet (excluding deferred taxes) is at least equal, as of the date thereof, to all unpaid Taxes of the Company, whether or not disputed, for the Pre-Closing Tax Period and the provision for Taxes on the Closing Date Balance Sheet (excluding deferred taxes) will be at least equal, as of the date thereof, to all unpaid Taxes of the Company, whether or not disputed, for the Pre-Closing Tax Period; and

     (q) the Company's adjusted tax basis in the property, plant and equipment for Federal Tax purposes on the Closing Date shall be zero.

Part 2.14 of the Disclosure Schedule contains a complete and accurate list of all jurisdictions to which any material Tax is properly payable by the Company.

     2.15  Employee Benefit Plans; Labor and Employment Matters.

     (a) Part 2.15(a) of the Disclosure Schedule sets forth a true, correct and complete list of all of (i) the employee benefit plans, arrangements or policies (whether or not written), whether U.S. or foreign, and whether or not subject to the Employee Retirement Income Security
       Act of 1974, as amended ("ERISA"), including, without limitation, any stock option, stock purchase, stock award, retirement, pension, deferred compensation, profit sharing, savings, incentive, bonus, health, dental, hearing, vision, drug, life insurance, cafeteria, flexible spending, dependent care, fringe benefit, vacation pay, holiday pay, disability, sick pay, workers compensation, unemployment, severance pay, employee loan, educational assistance plan, policy or arrangement, and
       (ii) any employment, indemnification, consulting or severance agreement, under which any current or former employee or director of the Company has any present or future right to benefits or under which the Company has any present or future liability (collectively, the "Plans"). Neither the Company nor any of its Affiliates has communicated to present or former employees of the Company or formally adopted or authorized any additional Plan or any change in or termination of any existing Plan. No Plan covers employees other than employees of the Company.

     (b) The Company has delivered to Parent a complete and current copy of each Plan document or a written description of any unwritten Plan; any employee handbook applicable to employees of the Company; and with respect to any Plan, any related trust agreement or insurance contract, the most recent summary plan description, the most recent IRS determination letter, and the two most recent Forms 5500 or 5500-C/R (including all attached schedules) and financial statements.

     (c) Except as set forth on Part 2.15(c) of the Disclosure Schedule:

     (i)            Each Plan has been established and
       administered in accordance with its terms and all applicable Legal Requirements.

     (ii)           Each Plan intended to be tax-qualified under
       Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service as to its tax-qualified status under the Code and nothing has occurred since the date of such favorable determination letter which would adversely affect the qualified status of such Plan.

     (iii) All contributions and premiums required to have been paid under or with respect to any Plan have been timely paid.

     (iv) Each individual who is characterized by the Company as an independent contractor for purposes of income tax withholding or employment or unemployment taxes has been appropriately classified as an independent contractor under IRS Rev. Rul. 87-41 or Section 530 of the Revenue Act of 1978.

     (d) With respect to any Plan, no actions, suits, claims or proceedings (other than routine claims for benefits) are pending or, to the best of the Company's and the Shareholders' Knowledge, threatened, and no facts or circumstances exist which could be reasonably expected to give rise to any such actions, suits, claims or proceedings. No Plan is currently under any governmental investigation or audit and, to the best of the Company's and the Shareholder's Knowledge, no such investigation or audit is contemplated or under consideration.

     (e) No event has occurred and no condition exists that could be reasonably expected to subject Parent, the Company or any Plan, directly or indirectly (through an indemnification agreement or otherwise), to a liability for a breach of fiduciary duty, a "prohibited transaction," within the meaning of Section 406 of ERISA or Section 4975 of the Code, or any tax, fine or penalty under ERISA or the Code.

     (f) The Company has never maintained or contributed to, or had an obligation to contribute to, (i) a "single-employer plan" within the meaning of Section 4001(a)(15) of ERISA, (ii) a plan subject to Section 412 of the Code,
       (iii) a plan subject to Section 4063 or 4064 of ERISA, or
       (iv) a "multiemployer plan" within the meaning of Section 3(37) or 4001(a)(3) of ERISA.

     (g) No Plan provides health, life insurance or other welfare benefits to retirees or other terminated employees of the Company, other than continuation coverage required by Section 4980B of the Code or Sections 601-608 of ERISA ("COBRA") or any similar State law.

      (h) The Company has no liability (contingent or otherwise) with respect to (i) any employee benefit plan, policy or arrangement previously maintained or contributed to by the Company or (ii) any employee benefit plan, policy or arrangement currently or previously maintained or contributed to by an Affiliate of the Company, including, without limitation, liability under Section 412, 4971 or 4980B of the Code or Title IV of ERISA.

     (i) Neither the execution of this Agreement nor the consummation of the transactions contemplated by this Agreement, will (i) increase the amount of benefits otherwise payable under any Plan, (ii) result in the acceleration of the time of payment, exercisability, funding or vesting of any such benefits, except as provided in Part 2.15(i) of the Disclosure Schedules or
       (iii) result in any payment (whether severance pay or otherwise) becoming due to, or with respect to, any current or former employee or director of the Company.

     (j) Part 2.15(j) of the Disclosure Schedule sets forth a true, correct and complete list of the following:

     (i) all arrangements, written or oral, which compel the employment of any person in the status of "employee" by the Company;

     (ii) the names, job titles and current salary or wage rates of all employees of the Company and their hourly or yearly salary, together with a summary of all bonus, incentive compensation or other additional compensation or similar benefits paid to such persons for the 1997 calendar year and estimated for the 1998 calendar year;

     (iii) the names of all employees of the Company who are not actively at work for any reason other than vacation, and the reason for such absence; and

     (iv) the names, job titles and current salary or wage rates of all independent contractors, including any consultants, and leased employees who perform services for the Company.

     (k) No employees of the Company are, or within the last three years have been, covered by a collective bargaining agreement or represented by a union or other bargaining agent, and, to the best of the Company's and the Shareholders' Knowledge, no employee organizing efforts are pending with respect to employees of the Company. Within the last three years, there has been no strike, work slowdown or other material labor dispute with respect to employees of the Company, nor to the best of the Company's and the Shareholders' Knowledge is any strike, work slowdown or other material labor dispute pending. None of the Shareholders has any reason to believe that (i) the consummation of the Merger or any of the other transactions contemplated by this Agreement will have a material adverse effect on the Company's labor relations, or (ii) any of the Company's employees intends to terminate his or her employment with the Company.

   2.16 Environmental Matters. The Company is in compliance in all material respects with all applicable Environmental Laws, which compliance includes the possession by the Company of all permits and other Governmental Authorizations required under applicable Environmental Laws, and compliance with the terms and conditions thereof. The Company has not received any notice or other communication (in writing or otherwise), whether from a Governmental Body, citizens group, employee or otherwise, that alleges that the Company is not in compliance with any Environmental Law, and, to the best of the Knowledge of the Company and the Shareholders, there are no circumstances that may prevent or interfere with the Company's compliance with any Environmental Law in the future. To the best of the Knowledge of the Company and the Shareholders, no current or prior owner of any property leased or controlled by the Company has received any notice or other communication (in writing or otherwise), whether from a Government Body, citizens group, employee or otherwise, that alleges that such current or prior owner or the Company is not in compliance with any Environmental Law.
       All Governmental Authorizations currently held by the Company pursuant to Environmental Laws are identified in
       Part 2.16 of the Disclosure Schedule. (For purposes of this Section 2.16: (i) "Environmental Law" means any federal, state, local or foreign Legal Requirement relating to pollution or protection of human health or the environment (including ambient air, surface water, ground water, land surface or subsurface strata), including any law or regulation relating to emissions, discharges, releases or threatened releases of Materials of Environmental Concern, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Materials of Environmental Concern; and (ii) "Materials of
       Environmental Concern" include chemicals, pollutants, contaminants, wastes, toxic substances, petroleum and petroleum products and any other substance that is now or hereafter regulated by any Environmental Law or that is otherwise a danger to health, reproduction or the environment.)

    2.17  Insurance.  Part 2.17 of the Disclosure
       Schedule identifies all insurance policies maintained by, at the expense of or for the benefit of the Company (the "Insurance Policies") and identifies any material claims made thereunder, and the Company has delivered to Parent accurate and complete copies of the Insurance Policies. Each of the Insurance Policies is in full force and effect. Part 2.17 of the Disclosure Schedule also sets forth for each Insurance Policy the type of coverage, the name of the insureds, the insurer, the premium, the expiration date, the period to which it relates, the deductibles and loss retention amounts and the amounts of coverage. Since December 31, 1992, the Company has not received any notice or other communication regarding any actual or possible (a) cancellation or invalidation of any insurance policy, (b) refusal of any coverage or rejection of any claim under any insurance policy, or (c) material adjustment in the amount of the premiums payable with respect to any insurance policy.

     2.18 Related Party Transactions.

     (a) Except as set forth in Part 2.18(a) of the Disclosure Schedule: (a) no Related Party has, and no Related Party has at any time since December 31, 1992 had, any direct or indirect interest in any material asset used in or otherwise relating to the business of the Company; (b) no Related Party is, or has at any time since December 31, 1992 been, indebted to the Company;
       (c) since December 31, 1992, no Related Party has entered into, or has had any direct or indirect financial interest in, any material Contract, transaction or business dealing involving the Company; (d) no Related Party is competing, or has at any time since December 31, 1992 competed, directly or indirectly, with the Company; and (e) no Related Party has any claim or right against the Company (other than rights under company Options and rights to receive compensation for services performed as an employee of the Company). (For purposes of the
       Section 2.18 each of the following shall be deemed to be a "Related Party": (i) each of the Shareholders; (ii) each individual who is, or who has at any time since December 31, 1992 been, an officer of the Company; (iii) each member of the immediate family of each of the individuals referred to in clauses "(i)" and "(ii)" above; and (iv) any trust or other Entity (other than the Company) in which any one of the individuals referred to in clauses "(i)", "(ii)" and

       "(iii)" above holds (or in which more than one of such individuals collectively hold), beneficially or otherwise, a material voting, proprietary or equity interest.)

     (b) Part 2.18(b) of the Disclosure Schedule identifies and describes all transactions between AirTek or Hellwig and the Company between January 1, 1997 and the date hereof.

     2.19  Legal Proceedings; Orders.

     (a) Except as set forth in Part 2.19(a) of the Disclosure Schedule, there is no pending Legal Proceeding, and (to the best of the Knowledge of the Company and the Shareholders) no Person has threatened to commence any Legal Proceeding: (i) that involves the Company or any of the assets owned or used by the Company or any Person whose liability the Company has or may have retained or assumed, either contractually or by operation of law; or (ii) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the Merger or any of the other transactions contemplated by this Agreement. To the best of the Knowledge of the Company and the Shareholders, except as set forth in Part 2.19(a) of the Disclosure Schedule, no event has occurred, and no claim, dispute or other condition or circumstance exists, that will, or that could reasonably be expected to, give rise to or serve as a basis for the commencement of any such Legal Proceeding.

     (b) Except as set forth in Part 2.19(b) of the Disclosure Schedule, no Legal Proceeding has ever been commenced by or has ever been pending against the Company.

     (c) There is no order, writ, injunction, judgment or decree to which the Company, or any of the assets owned or used by the Company, is subject. None of the Shareholders is subject to any order, writ, injunction, judgment or decree that relates to the Company's business or to any of the assets owned or used by the Company. To the best of the Knowledge of the Company and the Shareholders, no officer or other employee of the Company is subject to any order, writ, injunction, judgment or decree that prohibits such officer or other employee from engaging in or continuing any conduct, activity or practice relating to the Company's business.

     2.20 Authority;Binding Nature of Agreement. The Company has the absolute and unrestricted right, power and authority to enter into and to perform its obligations under this Agreement; and the execution, delivery and performance by the Company of this Agreement have been duly authorized by all necessary action on the part of the Company, its board of directors and its shareholders. This Agreement constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

     Non-Contravention; Consents.2.21Non-Contravention;
       Consents. Except as set forth in Part 2.21 of the Disclosure Schedule, neither (1) the execution, delivery or performance of this Agreement or any of the other Transactional Agreements, nor (2) the consummation of the Merger or any of the other transactions contemplated by this Agreement, will directly or indirectly (with or without notice or lapse of time):

     (a)       contravene, conflict with or result in a violation of (i)
       any of the provisions of the Company's articles of incorporation or bylaws, or (ii) any resolution adopted by the Company's shareholders, the Company's board of directors or any committee of the Company's board of directors;

     (b) contravene, conflict with or result in a violation of, or give any Governmental Body or other Person the right to challenge any of the transactions contemplated by this Agreement or to exercise any remedy or obtain any relief under, any applicable Legal Requirements or any order, writ, injunction, judgment or decree to which the Company, or any of the assets owned or used by the Company, is subject;

     (c) contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental
       Authorization that is held by the Company or that otherwise relates to the Company's business or to any of the assets owned or used by the Company;

     (d) contravene, conflict with or result in a violation or breach of, or result in a default under, any provision of any Company Contract that is or would constitute a Material Contract, or give any Person the right to (i) declare a default or exercise any remedy under any such Company Contract, (ii) accelerate the maturity or performance of any such Company Contract, or (iii) cancel, terminate or modify any such Company Contract; or

     (e) result in the imposition or creation of any lien or other Encumbrance upon or with respect to any asset owned or used by the Company (except for minor liens that will not, in any case or in the aggregate, materially detract from the value of the assets subject thereto or materially impair the operations of the Company).

Except as set forth in Part 2.21 of the Disclosure Schedule, the Company is not and will not be required to make any filing with or give any notice to, or to obtain any Consent from, any Person in connection with (x) the execution, delivery or performance of this Agreement or any of the other Transactional Agreements, or
(y) the consummation of the Merger or any of the other transactions contemplated by this Agreement.

     Company Action.2.22   Company Action.  The Board of
       Directors of the Company (at meetings duly called and held), has (a) determined that the Merger is advisable and fair and in the best interests of the Company and its shareholders, (b) unanimously approved this Agreement and the Merger in accordance with the provisions of California law, (c) unanimously recommended the adoption and approval of this Agreement and the Merger by the holders of Company Common Stock, and (d) adopted a resolution having the effect of causing the Company not to be subject, to the extent permitted by applicable law, to any state takeover law that may purport to be applicable to the Merger and the other transactions contemplated by this Agreement.

     Shareholder Approval.2.23 Shareholder Approval. The holders of all of the outstanding shares of Company Common Stock have adopted and approved this Agreement, the Merger and the other transactions contemplated by this Agreement. None of the outstanding shares of Company Common Stock is, or may become, "dissenting shares" within the meaning of Section 1300(b) of the California General Corporation Law.

     SEC Filings.2.24 SEC Filings. Parent has heretofore delivered to the Company, and the Company acknowledges receipt of, the Parent Reports.

     Advisory Fees.2.25    Advisory Fees.  There is no
       investment banker, broker, finder or other intermediary or advisor that has been retained by or is authorized to act on behalf of any Shareholder or the Company who might be entitled to any fee, commission or reimbursement of expenses from Parent upon consummation of the transactions contemplated by this Agreement.

SECTION 3.  Representations and Warranties of Shareholders

     Except where limited to a specific Shareholder, each Shareholder represents and warrants to and for the benefit of the Indemnitees as follows:

     3.1 Shares. Such Shareholder is the owner, of record and beneficially, of all of the shares of Company Common Stock described as owned by such Shareholder in
       Part 2.3(a) of the Disclosure Schedule, owns such shares free and clear of any and all Encumbrances, and has full power and authority to deliver such Shares to Parent and to transfer to Parent at the Effective Time good, valid and marketable title to such shares, free and clear of any and all Encumbrances, without obtaining the consent or approval of any third party. Such Shareholder has delivered to Parent an accurate and complete copy of the stock certificate representing the shares of Company Common Stock held by such Shareholder.

     3.2  Authority of Shareholders; Binding Nature of Agreements.

     (a) (i) Such Shareholder has the requisite right, power and capacity to enter into and to perform such Shareholder's obligations under each of the Transactional Agreements to which such Shareholder is a party; (ii) this Agreement constitutes the legal, valid and binding obligation of such Shareholder, enforceable against such Shareholder in accordance with its terms, subject to (A) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (B) rules of law governing specific performance, injunctive relief and other equitable remedies; and (iii) upon the execution of each of the other Transactional Agreements at the Closing, each of such other Transactional Agreements to which such Shareholder becomes a party will constitute the legal, valid and binding obligation of such Shareholder, and will be enforceable against such Shareholder in accordance with its terms, subject to (A) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (B) rules of law governing specific performance, injunctive relief and other equitable remedies.

     (b) (i) The spouse of such Shareholder, if applicable, has the requisite right, power and capacity to execute and deliver and to perform his or her obligations under the Spousal Consent being executed by him or her; and
       (ii) such Spousal Consent constitutes such spouse's legal, valid and binding obligation, enforceable against such spouse in accordance with its terms, subject to (A) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (B) rules of law governing specific performance, injunctive relief and other equitable remedies.

    3.3 Non-Contravention; Consents. Except as set forth in Part 3.3 of the Disclosure Schedule, neither the execution and delivery of any of the Transactional Agreements by such Shareholder, nor the consummation or performance by such Shareholder of any of the Transactions to which it is a party, will directly or indirectly (with or without notice or lapse of time):

     (a) contravene, conflict with or result in a violation of, or give any Governmental Body or other Person the right to challenge any of the Transactions or to exercise any remedy or obtain any relief under, any material applicable Legal Requirements or Order to which such Shareholder is subject; or

     (b) contravene, conflict with or result in a violation or breach of or a default under any provision of, or give any Person the right to declare a default under, any material Contract to which such Shareholder is a party or by which such Shareholder is bound.

Except as set forth in Part 3.3 of the Disclosure Schedule, such Shareholder was not, is not and will not be required to make any filing with or give any notice to, or to obtain any material Consent from, any Person in connection with the execution and delivery of any of the Transactional Agreements or the consummation or performance of any of the Transactions.

     3.4 Ability.

     (a)       Except as set forth in Part 3.4 of the Disclosure
       Schedule, such Shareholder:

     (i) has not (A) at any time since August 1, 1995 made a general assignment for the benefit of creditors,
       (B) at any time since August 1, 1995 filed, or had filed against such Shareholder, any bankruptcy petition or similar filing, (C) at any time since August 1, 1995 suffered the attachment or other judicial seizure of all or a substantial portion of such Shareholder's assets,
       (D) at any time since August 1, 1995 admitted in writing such Shareholder's inability to pay such Shareholder's debts as they become due, or (E) taken or been the subject of any action that may have an adverse effect on such Shareholder's ability to comply with or perform any of such Shareholder's covenants or obligations under any of the Transactional Agreements; and

     (ii) is not subject to any Order that would have a material adverse effect on such Shareholder's ability to comply with or perform any of such Shareholder's covenants or obligations under any of the Transactional
       Agreements.

     (b) (i) There is no Proceeding pending, and to the Knowledge of such Shareholder no Person has threatened to commence any Proceeding against such Shareholder, that would reasonably be expected to have a material adverse effect on the ability of such Shareholder to comply with or perform any of such Shareholder's covenants or obligations under any of the Transactional Agreements; and (ii) to the Knowledge of such Shareholder, no event has occurred, and no claim, dispute or other condition or circumstance exists, that would reasonably be expected to give rise to or serve as a basis for the commencement of any such Proceeding.

     3.5  Investment Representations.

     (a) Such Shareholder is aware (i) that the Parent Common Stock to be issued to such Shareholder in connection with the Merger will not be registered and will not be issued pursuant to a registration statement under the Act, but will instead be issued in reliance on the exemption from registration set forth in Section 4(2) of the Act and in Rule 506 under the Act and (ii) that neither the Merger nor the issuance of such Parent Common Stock has been approved or reviewed by the Securities and Exchange Commission (the "SEC") or by any other governmental agency.

     (b) Such Shareholder is aware that (i) because the Parent Common Stock to be issued in connection with the Merger will not be registered under the Act at the time of issuance, such Parent Common Stock cannot be resold unless such Parent Common Stock is registered under the Act or unless an exemption from registration is available; and (ii) (A) except as expressly provided in the Registration Rights Agreement, Parent will be under no obligation to file a registration statement with respect to the Parent Common Stock to be issued to such Shareholder in connection with the Merger; and (B) the provisions of Rule 144 under the Act, if applicable, will permit resale of the Parent Common Stock to be issued to such Shareholder in connection with the Merger only under limited circumstances, and such Parent Common Stock must be held by such Shareholder for at least one year before it can be sold pursuant to Rule 144.

     (c) The Parent Common Stock to be issued to such Shareholder in connection with the Merger will be acquired by such Shareholder for investment and for his, her or its own account, and not with a view to, or for resale in connection with, any unregistered distribution thereof.

     (d) Each of Timothy L. Evans, Amy M. Irwen, Randy R. LeClaire, Paul E. Lewis, Khalid Mahkamreh and Adel George Tannous represents and warrants to and for the benefit of Parent that he or she has appointed purchaser representatives (each, a "Shareholder Representative") to act as his or her purchaser representative in connection with his, her or its evaluation of the merits and risks of the Merger and such Shareholder's investment in Parent Common Stock. Such Shareholder further acknowledges to and for the benefit of Parent that he or she has read and understands the Disclosure Documents (as defined below) (including the exhibits thereto) and has had the opportunity to meet with his or her Shareholder Representative for the purpose of discussing the merits and risks of the Merger and such Shareholder's proposed investment in Parent Common Stock.

     (e) Such Shareholder has received, reviewed and considered Parent's annual report on Form 10-K for the fiscal year ended December 31, 1997 and reports or documents required to be filed by Parent under Sections 13(a), 14(a), 14(c) and 15(d) of the Exchange Act since the filing of the annual report on Form 10-K with respect to the Merger and the transactions contemplated by this Agreement (the "Disclosure Documents").

     (f)       Such Shareholder has been given the opportunity:
       (i) to ask questions of, and to receive answers from, persons acting on behalf of the Company and Parent concerning the terms and conditions of the Merger and the contemplated issuance of Parent Common Stock in connection with the Merger, and the business, properties, prospects and financial condition of the Company and Parent; and (ii) to obtain any additional information (to the extent the Company or Parent possesses such information or is able to acquire it without unreasonable effort or expense and without breach of confidentiality obligations) requested to verify the accuracy of the information set forth in the Disclosure Document.

     (g) (i) Such Shareholder either alone or with his or her Shareholder Representative is knowledgeable, sophisticated and experienced in making, and is qualified to make, decisions with respect to investments in securities presenting investment decisions like that involved in such Shareholder's contemplated investment in the Parent Common Stock to be issued in connection with the Merger; (ii) such Shareholder understands and has fully considered the risks of acquiring and owning Parent Common Stock and further understands that: (A) an investment in Parent Common Stock is a speculative investment which involves a high degree of risk; and (B) there are substantial restrictions on the transferability of the Parent Common Stock to be issued in connection with the Merger, and, accordingly, it may not be possible for such Shareholder to liquidate his, her or its investment in such Parent Common Stock (in whole or in part) in the case of emergency; and (iii) such Shareholder is able to hold the

       Parent Common Stock that he, she or it is to receive in the connection with Merger for a substantial period of time.

     (h)       Parent will rely on his, her or its
       representations and warranties set forth in this Section
       3.5 for purposes of determining his, her or its suitability as an investor in Parent Common Stock and for purposes of confirming the availability of an exemption from the registration requirements of the Act.

     3.6  SEC Filings.  Parent has heretofore
       delivered to such Shareholder, and such Shareholder acknowledges receipt of, the Parent Reports.

SECTION 4. Representations and Warranties of Parent and Merger Sub

     Parent and Merger Sub jointly and severally represent and warrant to the Company and the Shareholders as follows:

     4.1   Organization and Good Standing.

     (a) Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

     (b) Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Parent is the sole stockholder of Merger Sub. Parent owns all of the outstanding capital stock of Merger Sub, free and clear of all Encumbrances. Merger Sub is disregarded as an entity separate from Parent for federal tax purposes.

     4.2 Authorization and Enforceability. With respect to each of Parent and Merger Sub: (a) such entity has full power and authority to execute, deliver and perform this Agreement and the other Transactional Agreements to which such entity is a party, (b) the execution, delivery and performance by such entity of this Agreement and the other Transactional
       Agreements to which such entity is a party have been duly authorized by all necessary action on the part of such entity, (c) this Agreement and the other Transactional
       Agreements to which either entity is a party have been duly executed and delivered by such entity, and (d) each of this Agreement and each of the other Transactional
       Agreements to which such entity is a party is a legal, valid and binding obligation of such entity, enforceable against such entity in accordance with its terms.

     4.3 No Violation of Laws or Agreements. The execution, delivery, and performance by Parent and Merger Sub of this Agreement and the other Transactional Agreements to which either entity is a party do not, and the consummation by Parent and Merger Sub (as applicable) of the transactions contemplated hereby and thereby will not, (a) contravene any provision of the Certificate of Incorporation or Bylaws of Parent or Merger Sub, or (b) violate, conflict with, result in a breach of, or constitute a default (or an event which would, with the passage of time or the giving of notice or both, constitute a default) under, or result in or permit the termination, modification, acceleration, or cancellation of, (i) any indenture, mortgage, loan or credit agreement, license, instrument, lease, contract, plan, permit or other agreement or commitment, oral or written, to which either Parent or Merger Sub is a party, or by which any of either entity's assets may be bound or affected, or (ii) any judgment, injunction, writ, award, decree, restriction, ruling, or order of any arbitrator or Governmental Body or any applicable Legal Requirement to which Parent or Merger
       Sub is subject.

     4.4 Consents. No Consent of, or registration or filing with, any Person (governmental or private) is required in connection with the execution, delivery and performance by Parent or Merger Sub of this Agreement, the other Transactional Agreements to which Parent or Merger Sub is a party, or the consummation by Parent or Merger Sub of the transactions contemplated hereby or thereby except any required Consent of, or registration or filing with, any foreign Governmental Body.

     4.5 Parent Common Stock. As of the date hereof, 1,000,000,000 shares of Parent Common Stock are authorized for issuance.
       As of September 30, 1998, 560,050,080 shares of Parent Common Stock were issued and outstanding and 156,407,404 shares of Parent Common Stock were held in the treasury of Parent or owned by any Subsidiary of Parent. Parent has a sufficient number of unreserved shares of Parent Common Stock to perform the transactions contemplated hereby. All shares of Parent
       Common Stock to be issued in connection with the Merger, when so issued, will be duly authorized, validly issued, fully paid and non-assessable, free of preemptive rights and all Encumbrances and will be issued in compliance with all applicable Legal Requirements.

     4.6  SEC Filings.  Parent has heretofore
       delivered to the Company and the Shareholders the following documents (the "Parent Reports"): (a) Parent's Annual Report on Form 10-K for the fiscal year ended December 31, 1997, (b) Parent's Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 1998 and June 30, 1998, (c) Parent's proxy statement relating to its 1998 Annual Meeting of Stockholders, (d) Parent's Annual Report to Stockholders for 1997, and (e) any other report filed during 1998, and prior to the date of this Agreement, with the Securities and Exchange Commission under the Securities Act or the Exchange Act. As of their respective dates, each of the Parent Reports complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and none contained an untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading. Since January 1, 1998, Parent has timely filed all reports and registration statements and made all filings required to be filed with the SEC under the rules and regulations of the SEC.

     4.7 Financial Statements. The audited consolidated financial statements and unaudited consolidated interim financial statements of Parent and its consolidated subsidiaries included in or incorporated by reference into the Parent
       Reports (including any related notes and schedules) have been prepared in accordance with GAAP (except as may be indicated in the notes thereto or as permitted by the Securities Act or the Exchange Act in the case of unaudited financial statements included in or incorporated by reference into the Parent Reports) and fairly present the consolidated financial position of Parent and its consolidated subsidiaries as of the dates thereof and the consolidated results of their operations for the periods then ended, subject, in the case of the unaudited consolidated interim financial statements, to normal year-end adjustments and any other adjustments described therein.

     4.8 Brokerage. Neither Parent, Merger Sub nor any of their respective Affiliates has made any agreement or taken any other action which might cause any Shareholder to become liable for a broker's or finder's fee or commission as a result of the transactions contemplated hereunder.

SECTION 5. Covenants of the Parties

     5.1   Confidentiality.

     (a) From and after the Closing Date, each Shareholder shall (x) treat and hold as confidential all information concerning the conduct, affairs or operations of the Company's or Parent's business ("Confidential Information"), and (y) refrain from using any Confidential Information in any manner detrimental to Parent or the Company. This Section 5.1 will not apply to any Confidential Information which (i) is generally available to the public (other than by reason of any disclosure by any Shareholder which constitutes or is the result of a breach of this Section 5.1), (ii) is available to any Shareholder from a third party not known to such Shareholder to be under an obligation to Parent to keep such information confidential or (iii) is independently developed by such Shareholder. If any Shareholder is compelled (by oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand, or similar process) to disclose any Confidential Information, such Shareholder will notify Parent promptly after such Shareholder becomes aware of such requirement and shall cooperate with Parent so that Parent may (at Parent's expense) seek an appropriate protective order. If any Shareholder, on the advice of counsel, is compelled to disclose any Confidential Information to any Governmental Body, such Shareholder will use reasonable efforts to ensure that such disclosure is limited to that Confidential Information which is so required to be disclosed.

     (b) The parties hereto recognize and agree that in the event of a breach by any Shareholder of the provisions of this Section 5.1, money damages would not be an adequate remedy to Parent or its Affiliates for such breach and, even if money damages were adequate, it would be impossible to ascertain or measure with any degree of accuracy the damages sustained by Parent. Accordingly, if there should be a breach or threatened breach by any Shareholder of the provisions of this Section 5.1, Parent and its Affiliates shall be entitled to an injunction restraining such Shareholder from any breach without showing or proving actual damage sustained by Parent, as the case may be. Nothing in the preceding sentence shall limit or otherwise affect any remedies that Parent may otherwise have under applicable law.

     5.2  Tax Matters.

     (a) All transfer, documentary, sales, use, stamp, registration, value added and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement (including any real property transfer tax and any similar Tax) shall be paid by the Shareholders when due, and the Shareholders will, at their own expense, file all necessary Tax Returns and other documentation with respect to all such Taxes and fees, and, if required by applicable Legal Requirements, the Company will, and will cause its Affiliates to, join in the execution of any such Tax Returns and other documentation.

     (b) At its option, the Company may elect, for any Post-Closing Tax Period, where permitted by applicable Legal Requirements, to carry forward any Tax Asset that would, absent such election, be carried back to a Pre-Closing
       Tax Period in which the Company filed a separate Tax
       Return.

     (c) On or prior to the Closing Date, any Tax Sharing Agreements to which the Company is a party shall terminate as to the Company and the Company shall not thereafter have any liability under any such Tax Sharing Agreements.

     5.3   Tax Refund.  Each Shareholder shall be
       entitled to retain any Tax refund and interest thereon that is paid to such Shareholder in connection with any item of the Company reflected in a Federal Tax Return, or a Separate Tax Return (to the extent a refund for such Separate Tax Return is not reflected in Closing Date Balance Sheet) filed by such Shareholder for any Pre-Closing Tax Period, unless such refund is attributable to a carryback from a Post-Closing Tax Period, in which case such refund shall belong to the Company.

     5.4  Cooperation on Tax Matters.

     (a) The Company and each Shareholder shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the preparation and filing of any Tax Return, statement, report or form (including any report required pursuant to Section 6043 of the Code and all Treasury Regulations promulgated thereunder), any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the preparation of Pro Forma Returns as set forth in
       Section 5.4(b) and retention and (upon the other party's request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The Company and each Shareholder agree (i) to retain all books and records under their respective control with respect to Tax matters pertinent to the Company relating to any Pre-Closing Tax Period until the expiration of the applicable statute of limitations (taking into account any waivers or extensions) or, if sooner, such time as a Final Determination shall have been made with respect to Taxes for such period, and to abide by all record retention agreements entered into with any Taxing Authority, and (ii) to give the other party reasonable written notice prior to destroying or discarding any such books and records and, if either party so requests, the other party shall allow the requesting party to take possession of such books and records.

     (b) On April 30, 1999 with respect to the tax year ending on the Closing Date, the Company shall deliver to each Shareholder a draft of a pro forma Federal Tax return (a "Pro Forma Federal Return") and appropriate pro forma State Tax returns (a "Pro Forma State Return" and together with the Pro Forma Federal Returns, the "Pro Forma Returns") of the Company for the tax year beginning on January 1, 1998 and ending on the Closing Date, prepared in accordance with Section 5.4(c). Each Shareholder shall have the right at such Shareholder's expense to review all work papers and procedures used to prepare the Pro Forma Returns.

     (c) The Pro Forma Returns shall be prepared as if the Company were filing its own separate return for all Pre-
       Closing Tax Periods; provided, however, that income, deductions, credits and losses shall be computed in a manner consistent with past practices. The Shareholders and Parent agree that the Company will prepare the Pro
       Forma Federal Return for the period beginning January 1,
       1998 and ending on the Closing Date pursuant to Treasury Regulations Section 1.1502-76(b)(2) (and will not elect to ratably allocate non-extraordinary items for the year in which the Closing Date occurs pursuant to Treasury Regulations Section 1.1502-76(b)(2)(ii), but may ratably allocate non-extraordinary items for the month in which the Closing Date occurs pursuant to Treasury Regulations Section 1.1502-76(b)(2)(iii)).
       The Pro Forma State Return shall be prepared in accordance with comparable provisions under applicable
       Legal Requirements.

     (d) The Shareholders and Parent further agree, upon request, to use all reasonable efforts to obtain, or cause the Company to obtain any certificate or other document from any governmental authority or customer of the Company or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the transactions contemplated by this Agreement).

     5.5    Tax Indemnification.

     (a) The Shareholders, jointly and severally, shall indemnify each of the Indemnitees from and against, and shall compensate and reimburse each of the Indemnitees for, any Damages which are directly or indirectly suffered or incurred by any of the Indemnitees or to which any of the Indemnitees may otherwise become subject (regardless of whether or not such Damages relate to any third-party claim) and which arise from or as a result of, or are directly or indirectly connected with any (i) Tax of the Company related to the Tax Indemnification Period, (ii) Tax of the Company resulting from any inaccuracy in or breach of Section 2.14 or any breach of the Shareholders' obligations under Section 5.2 and (iii) Liabilities arising out of or incident to the imposition, assessment or assertion of any Tax described in clause
       (i) or (ii), including those incurred in the contest in good faith appropriate proceedings relating to the imposition, assessment or assertion of any such Tax, and any Liability as transferee (the sum of (i), (ii) and (iii) being referred to herein as a "Loss"), provided, however, that the Shareholders shall not be obligated to pay any Loss attributable to a Separate Tax except to the extent that the aggregate amount of such Losses exceeds the amount of any reserve for Tax liabilities attributable to Separate Taxes (excluding deferred taxes) reflected in the Closing Balance Sheet.

     (b) For purposes of this Section 5.5, in the case of any Taxes that are imposed on a periodic basis and are payable for a Tax period that includes (but does not end on) the last day of the applicable Tax Indemnification Period (the "Allocation Date"), the portion of such Tax related to the applicable Tax Indemnification Period shall (i) in the case of any Taxes other than gross receipts, sales or use Taxes and Taxes based upon or related to income, be deemed to be the amount of such Tax for the entire Tax period multiplied by a fraction the numerator of which is the number of days in the Tax period ending on and including the Allocation Date and the denominator of which is the number of days in the entire Tax period, and (ii) in the case of any Tax based upon or related to income and any gross receipts, sales or use Tax, be deemed equal to the amount which would be payable if the relevant Tax period ended on and included the Allocation Date. The portion of any credits relating to a Tax period that begins before and ends after the Allocation Date shall be determined as though the relevant Tax period ended on and included the Allocation Date. All determinations necessary to give effect to the foregoing allocations shall be made in a manner consistent with prior practice of the Company.

     (c) Upon payment by any Indemnitee of any Loss, the Shareholders shall discharge their obligation to indemnify such Indemnitee against such Loss by paying to a such Indemnitee or the Company, as designated by Parent, an amount equal to the amount of such Loss.

     (d) Any payment pursuant to this Section 5.5 shall be made not later than 30 days after receipt by the Shareholders' Agent of written notice from Parent or the Company stating that any Loss has been paid by an Indemnitee and the amount thereof and of the indemnity payment requested.

     (e) Parent agrees to give, or cause the Company to give, prompt notice to the Shareholders' Agent of any Loss or the assertion of any claim, or the commencement of any Legal Proceeding in respect of which indemnity may be sought hereunder which Parent deems to be within the ambit of this Section 5.5 (specifying with reasonable particularity the basis therefore) and will give the Shareholders' Agent such information with respect thereto as the Shareholders' Agent may reasonably request. The Shareholders' Agent may, at the expense of the Shareholders, review all work papers and procedures used to prepare any Separate Tax Return for any Pre-Closing Tax Period of the Company; and participate in and, except as provided in Section 5.5(f), upon notice to the Company, assume the defense of any Legal Proceeding (including any Tax audit) in respect of which indemnity may be sought; provided that (i) the Shareholders' counsel is reasonably satisfactory to the Company, (ii) the Shareholders' Agent shall thereafter consult with the Company upon the Company's reasonable request for such consultation from time to time with respect to such Legal Proceeding (including any Tax audit) and (iii) the Shareholders' Agent shall not, without the Company's consent, agree to any settlement with respect to any Tax if such settlement could adversely affect the Tax liability of Parent, any of its Affiliates or the Company. If the Shareholders' Agent assumes such defense, the Company shall have the right (but not the duty) to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by the Shareholders' Agent, and the Shareholders' Agent shall not assert that the Loss, or any portion thereof, with respect to which the Company seeks indemnification is not within the ambit of this
       Section 5.5. If the Shareholders' Agent elects not to assume such defense, the Company may pay, compromise or contest the Tax at issue. The Shareholders shall be liable for the fees and expenses of counsel employed by the Company for any period during which the Shareholders' Agent has not assumed the defense a Legal Proceeding. Whether the Shareholders' Agent chooses to defend or prosecute any claim, all of the parties hereto shall cooperate in the defense or prosecution thereof.

     (f) The Company shall control the defense of any claim that relates to (i) Taxes described in Section 5.5(b) or
       (ii) any Separate Return filed by the Company.

     (g)       The Shareholders shall not be liable under this
       Section 5.5 with respect to any Tax resulting from a claim or demand the defense of which the Shareholders were not offered the opportunity to assume as provided under Section 5.5(e) to the extent that the Shareholders' liability under this Section 5.5 is adversely affected as a result thereof. No investigation by Parent or any of its Affiliates at or prior to the Closing Date shall relieve the Shareholders of any Liability hereunder.

     (h) Any claim of any Indemnitee under this Section 5.5 may be made and enforced by Parent or the Company on behalf of such Indemnitee.

     Treatment of Certain Payments.5.6    Treatment of Certain
       Payments.  Any amount paid to an Indemnitee under Section
       5.2 shall be treated as a reduction in the purchase price.

     5.7 Interest. Any payment required to be made under Section 5.5 that is not made when due shall bear interest at the rate per annum determined from time to time under the provisions of Code Section 6621(a)(2) for each day until paid.

SECTION 6.   Deliveries to Parent, Merger Sub and the Company at the Closing

     Each Shareholder shall cause to be delivered to Parent, Merger Sub and the Company the following agreements and documents, each of which shall be in full force and effect:

     (a) all Consents required to be obtained in connection with the Merger and the other transactions contemplated by this Agreement (including the consents identified in Part 2.21 of the Disclosure Schedule);

     (b) Escrow Agreement in the form of Exhibit E, executed by each of the Shareholders and the Escrow
       Agent;

     (c) Registration Rights Agreement in the form of Exhibit F, executed by each of the Shareholders;

     (d) Retention Agreements in the form of Exhibit G, executed by the individuals identified on Exhibit H;

     (e)       Noncompetition Agreements in the form of Exhibit
       I, executed by the Shareholders and the individuals identified on Exhibit H;

     (f) a Release in the form of Exhibit J, executed by each of the Shareholders;

     (g)  intellectual, covenants property and
       confidential information agreements, reasonably satisfactory in form and content to Parent, executed by all employees and former employees of the Company and by all consultants and independent contractors and former consultants and former independent contractors to the Company who have not already signed such agreements (including the individuals identified in Part 2.9(f) of the Disclosure Schedule);

     (h)       statement conforming to the requirements of
       Section 1.897 - 2(h)(1)(i) of the United States Treasury
       Regulations;

     (i) an estoppel certificate, dated as of a date not more than five days prior to the Closing Date and satisfactory in form and content to Parent, executed by AMB Property L.P.;

     (j)       a legal opinion of Sweeney, Mason, Wilson &
       Bosomworth, dated as of the Closing Date, in the form of Exhibit K;

     (k) written resignations of all directors and officers of the Company, effective as of the Effective Time;

     (l) evidence, reasonably satisfactory to Parent, as to the repayment in full of the Shareholders' Notes; and

     (m) original stock certificates and duly executed instruments of transfer with respect to all outstanding shares of Company Common Stock.

SECTION 7.    Deliveries to Shareholders at the Closing

     Parent shall cause to be delivered to the Shareholders the following documents, each of which shall be in full force and effect:

     (a) Escrow Agreement in the form of Exhibit E, executed by the Escrow Agent, Parent and the Company;

     (b) Registration Rights Agreement in the form of Exhibit F, executed by Parent and the Company;

     (c) Retention Agreements in the form of Exhibit G, executed by Parent and the Company;

     (d) stock certificates representing the shares of Parent Common Stock to be issued pursuant to Section
       1.5(a); and

     (e) a legal opinion of Deputy General Counsel of Parent dated as of the Closing Date, in the form of Exhibit L.

SECTION 8.    Indemnification, Etc

     8.1 Survival of
       Representations, Etc

     (a) The representations and warranties made by the Shareholders (including the representations and warranties set forth in Sections 2 and 3) shall survive the Closing and shall expire on the first anniversary of the Closing Date, except that the representations and warranties in Section 2.15 shall survive for the full period of all applicable statutes of limitations (giving effect to any written waiver, mitigation or extension thereof) (the "Expiration Date"); provided, however, that if, at any time prior to the Expiration Date, any Indemnitee (acting in good faith) delivers to any of the Shareholders a written notice alleging the existence of an inaccuracy in or a breach of any of the representations and warranties made by the Shareholders (and setting forth in reasonable detail the basis for such Indemnitee's belief that such an inaccuracy or breach may exist) and asserting a claim for recovery under Section 8.2 or 8.4 based on such alleged inaccuracy or breach, then the claim asserted in such notice shall survive the Expiration Date until such time as such claim is fully and finally resolved. All representations and warranties made by Parent and Merger Sub shall terminate and expire as of the Effective Time, and any liability of Parent or Merger Sub with respect to such representations and warranties shall thereupon cease.

     (b) The representations, warranties, covenants and obligations of the Company and the Shareholders shall provide the basis for the rights and remedies that may be exercised by the Indemnitees, and shall not be limited or otherwise affected by or as a result of any information furnished to, or any investigation made by or knowledge of, any of the Indemnitees or any of their Representatives.

     (c) For purposes of this Agreement, each statement or other item of information set forth in the Disclosure Schedule or in any update to the Disclosure Schedule shall be deemed to be a representation and warranty made by the Company and the Shareholders in this Agreement.

     8.2  Indemnification by Shareholders for Company Matters.

     (a) From and after the Effective Time (but subject to Section 8.3), the Shareholders, jointly and severally, shall hold harmless and indemnify each of the Indemnitees from and against, and shall compensate and reimburse each of the Indemnitees for, any Damages which are directly or indirectly suffered or incurred by any of the Indemnitees or to which any of the Indemnitees may otherwise become subject (regardless of whether or not such Damages relate to any third-party claim) and which arise from or as a result of, or are directly or indirectly connected with: (i) any breach of any representation or warranty set forth in Section 2 (without giving effect to any "Material Adverse Effect" or other materiality qualification or any similar qualification contained or incorporated directly or indirectly in such representation or warranty); (ii) any Environmental Laws in respect of any condition existing on the Closing Date that constitutes a violation of any Environmental law or that would require under Environmental Laws any investigation, cleanup, remediation or removal action with respect to the presence of Hazardous Materials;
       (iii) U.S. Patent No. 5,674,039 or (iv) any Legal
       Proceeding relating to any breach of the type referred to in clause "(i)" above or the matters described in clause
       (ii) or (iii) above (including any Legal Proceeding commenced by any Indemnitee for the purpose of enforcing any of its rights under this Section 8).

     (b) Notwithstanding the provisions of Section 8.2(a), it is agreed that the Indemnitees' rights against the Shareholders with respect to Taxes shall be governed by
       Section 5.5 except as provided in Sections 8.3 and 8.5.

     (c) The Shareholders acknowledge and agree that, if the Surviving Corporation suffers, incurs or otherwise becomes subject to any Damages as a result of or in connection with any inaccuracy in or breach of any representation, warranty, covenant or obligation, then (without limiting any of the rights of the Surviving Corporation as an Indemnitee) Parent shall also be deemed, by virtue of its ownership of the stock of the Surviving Corporation, to have incurred Damages as a result of and in connection with such inaccuracy or breach.

     8.3Threshold; Ceiling.

     (a) The Shareholders shall not be required to make any indemnification payment pursuant to Section 5.5 or 8.2(a) for any inaccuracy in or breach of any of their representations and warranties set forth in Section 2 or 3 until such time as the total amount of all Damages (including the Damages arising from such inaccuracy or breach and all other Damages arising from any other inaccuracies in or breaches of any representations or warranties) that have been directly or indirectly suffered or incurred by any one or more of the Indemnitees, or to which any one or more of the Indemnitees has or have otherwise become subject, exceeds $50,000, in the aggregate. (If the total amount of such Damages exceeds $50,000, then the Indemnitees shall be entitled to be indemnified against and compensated and reimbursed only for the portion of such Damages exceeding $50,000.)

     (b) Subject to Section 8.3(c), the maximum aggregate liability of all of the Shareholders under Sections 5.5 and 8.2(a) shall be limited to Parent's right to offset against the Earnout Amount and withhold up to the aggregate amount of $1,000,000 pursuant to Section 1.9.

     (c) The Shareholders shall not be required to make any indemnification payment pursuant to Section 5.5 or 8.2(a) for any matter unless Parent shall have notified the Shareholders' Agent of a claim for indemnification hereunder with respect to such matter on or prior to the first anniversary hereof, except for claims under Section 8.2(a)(iii), as to which there shall be no time limit.

     (d) Notwithstanding any provision in this Agreement to the contrary, the liability of a Shareholder for fraud, intentional misrepresentation or other willful misconduct by such Shareholder shall not be limited as set forth in
       Section 8.3(a), 8.3(b) or

       8.3(c), and any claim with respect to such liability need not be presented prior to the Expiration Date.

     (e) Notwithstanding anything in this Agreement, each Shareholder's aggregate liability with respect to any Damages recoverable pursuant to Sections 5.5 and 8.2 shall not exceed such Shareholder's pro rata portion of such Damages after application of the limitations contained in this Section 8, based on the percentage ownership of such Shareholder as set forth in Exhibit A hereto.

     8.4 Indemnification by Shareholders for Shareholder Representations and Warranties and Covenants. From and after the Effective Time, each Shareholder shall hold harmless and indemnify each of the Indemnitees from and against, and shall compensate and reimburse each of the Indemnitees for, any Damages which are directly or indirectly suffered or incurred by any of the Indemnitees or to which any of the Indemnitees may otherwise become subject (regardless of whether or not such Damages relate to any third-party claim) and which arise from or as a result of, or are directly or indirectly connected with:
       (i) any breach of any representation or warranty of such Shareholder set forth in Section 3 (without giving effect to any "Material Adverse Effect" or other materiality qualification or any similar qualification contained or incorporated directly or indirectly in such representation or warranty); (ii) any breach of any covenant or obligation of such Shareholder (including the covenants set forth in Section 5); or (iii) any Legal Proceeding relating to any breach of the type referred to in clause "(i)" or "(ii)" above (including any Legal Proceeding commenced by any Indemnitee for the purpose of enforcing any of its rights under this Section 8).

     8.5 Exclusive Remedy. Except for acts constituting fraud, intentional misrepresentation or other willful misconduct, and except for the indemnification provided in the Registration Rights Agreement, the indemnification provided for in Section
       5.5 and in this Section 8 shall be the exclusive remedy in respect of any matter subject to the indemnification hereunder and no claim or cause of action with respect to any misrepresentation, breach or default as to any representation, warranty, agreement, covenant or obligation contained in this Agreement shall be enforceable unless made in accordance with the procedures, and, within the time periods, set forth in
       Section 5.5 and in this Section 8, as applicable. Except for acts constituting fraud, intentional misrepresentation or other willful misconduct and except in connection with a breach by a Shareholder of a Transactional Agreement, no Shareholder shall have any liability to any Indemnitee under Sections 5.5 and 8.2(a) except as a result of Parent's right to offset against and withhold up to $1,000,000 of the Earnout Amount pursuant to Section 1.9.

     8.6  Claims Against Escrow Shares.

     (a) Claims by Parent with respect to the Escrow Shares shall be made as follows:

     (i) If Parent determines in good faith that an event has occurred that may entitle it to indemnification pursuant to Section 8.2(a), and if Parent wishes to make a claim against the Escrow with respect to such event, then Parent shall deliver to both the Shareholders' Agent and the Escrow Agent a written notice of such possible event (a "Claim Notice") setting forth (x) a brief description of the circumstances supporting Parent's belief that such event has occurred, and (y) to the extent feasible, anon- non-binding, preliminary estimate of the aggregate dollar amount of all Damages that have arisen and may arise as a result of such event (such aggregate amount being referred to as the "Claim
       Amount").

     (ii) Within forty-five (45) days after the delivery of a Claim Notice to the Shareholders' Agent, the Shareholders' Agent shall deliver to Parent, with a copy to the Escrow Agent, a written notice (the "Response Notice") containing: (x) instructions to the effect that Escrow Shares having a value equal to the entire Claim Amount set forth in such Claim Notice are to be released from the Escrow to Parent; or (y) instructions to the effect that Escrow Shares having a value equal to a specified portion (but not the entire amount) of the Claim Amount set forth in such Claim Notice are to be released from the Escrow to Parent, together with a statement that the remaining portion of such Claim Amount is being disputed; or (z) a statement that the entire Claim Amount set forth in such Claim Notice is being disputed. If no Response Notice is received by Parent from the Shareholders' Agent within forty-five (45) days after the delivery of a Claim Notice to the Shareholders' Agent, then the Shareholders' Agent shall be deemed to have given instructions on behalf of each of the Shareholders that Escrow Shares having a value equal to the entire Claim Amount set forth in such Claim Notice are to be released to Parent from the Escrow.

     (b) The Escrow Shares shall be released from Escrow to Parent as follows:

     (i) If the Shareholders' Agent gives (or is deemed to have given) instructions that Escrow Shares having a value equal to the entire Claim Amount set forth in a Claim Notice are to be released from the Escrow to Parent, then the Escrow Agent shall, promptly following the required delivery date for the Response Notice, transfer, deliver and assign to Parent a number of Escrow Shares held in the Escrow having a value (based on the Average Trading Price as of the date of the release of shares to Parent) equal to the Claim Amount (or such lesser number of Escrow Shares as is then held in the Escrow).

     (ii) If a Response Notice delivered by the Shareholders' Agent in response to a Claim Notice contains instructions to the effect that Escrow Shares having a value equal to a specified portion (but not the entire amount) of the Claim Amount set forth in such Claim Notice are to be released from the Escrow to Parent, then (i) the Escrow Agent shall, promptly following the required delivery date for the Response Notice, transfer, deliver and assign to Parent a number of Escrow Shares held in the Escrow having a value (based on the Average Trading Price as of the date of the release of shares to Parent) equal to such specified portion of such Claim Amount, and (ii) the procedures set forth in Section 6 of the Escrow Agreement shall be followed with respect to the remaining portion of such Claim Amount.

     (iii)          If a Response Notice delivered by the
       Shareholders' Agent in response to a Claim Notice contains a statement that all or a portion of the Claim
       Amount set forth in such Claim Notice is being disputed
       (such Claim Amount or the disputed portion thereof being referred to as the "Disputed Amount"), then, notwithstanding anything contained in Section 5 of the Escrow Agreement, the Escrow Agent shall continue to hold in the Escrow (in addition to any other shares of Parent
       Common Stock permitted to be retained in the Escrow, whether in connection with any other dispute or otherwise) Escrow Shares having a value (based on the Average Trading Price as of the date of the release of shares to Parent) equal to 120% of the Disputed Amount.
       Such Escrow Shares shall continue to be held in the Escrow until (i) delivery of a notice executed by Parent and the Shareholders' Agent setting forth instructions to the Escrow Agent regarding the release of such shares, or (ii) delivery of a copy of an arbitrator's order setting forth instructions to the Escrow Agent as to the release of such shares, all as more specifically set forth in the Escrow Agreement. The Escrow
       Agent shall thereupon release Escrow Shares from the Escrow in accordance with the instructions set forth in such notice or arbitrator's order. (The parties acknowledge that it is appropriate to retain more than 100% of the Claim Amount in the Escrow in recognition of the fact that Parent may have underestimated the aggregate amount of the actual and potential Damages arising in connection with a particular
       Claim Notice.)

     8.7   No Contribution.  Each Shareholder
       waives, and acknowledges and agrees that he or she shall not have and shall not exercise or assert (or attempt to exercise or assert), any right of contribution, right of indemnity or other right or remedy against the Surviving Corporation in connection with any indemnification obligation or any other liability to which he may become subject under or in connection with this Agreement.

     8.8 Interest. Any Shareholder who is required to hold harmless, indemnify, compensate or reimburse any Indemnitee pursuant to this Section 8 with respect to any Damages shall also be liable to such Indemnitee for interest on the amount of such Damages (for the period commencing as of the date on which such Shareholder first received notice of a claim for recovery by such Indemnitee and ending on the date on which the liability of such Shareholder to such Indemnitee is fully satisfied by such Shareholder) at a floating rate equal to the rate of interest publicly announced by Bank of America, N.T. & S.A. from time to time as its prime, base or reference rate.

     8.9 Defense of Third Party Claims. In the event of the assertion or commencement by any Person of any claim or Legal Proceeding (whether against the Surviving Corporation, against Parent or against any other Person) with respect to which any of the Shareholders may become obligated to hold harmless, indemnify, compensate or reimburse any Indemnitee pursuant to this Section 8, Parent shall have the right, at its election, to proceed with the defense of such claim or Legal Proceeding on its own. If Parent so proceeds with the defense of any such claim or Legal
       Proceeding:

     (a) all reasonable expenses relating to the defense of such claim or Legal Proceeding shall be advanced by Parent but borne and paid exclusively by the Shareholders pursuant to the offset right set forth in Sections 1.9 and 8.3(b);

     (b) each Shareholder shall make available to Parent any documents and materials in his possession or control that may be necessary to the defense of such claim or Legal Proceeding; and

     (c) Parent shall have the right to settle, adjust or compromise such claim or Legal Proceeding with the consent of the Shareholders' Agent (as defined in Section
       9.1); provided, however, that such consent shall not be unreasonably withheld.

Parent shall give the Shareholders' Agent prompt notice of the commencement of any such Legal Proceeding against Parent or the Surviving Corporation; provided, however, that any failure on the part of Parent to so notify the Shareholders' Agent shall not limit any of the obligations of the Shareholders under this
Section 8 (except to the extent such failure materially prejudices the defense of such Legal Proceeding).

     8.10 Exercise of Remedies by Indemnitees Other Than Parent. No Indemnitee (other than Parent or any successor thereto or assign thereof) shall be permitted to assert any indemnification claim or exercise any other remedy under this Agreement unless Parent (or any successor thereto or assign thereof) shall have consented to the assertion of such indemnification claim or the exercise of such other remedy.

SECTION 9. Miscellaneous Provisions

     9.1 Shareholders' Agent. The Shareholders hereby irrevocably appoint Martha Sanford as their agent for purposes of Sections 5.5 and 8 (the "Shareholders' Agent"), and Martha Sanford hereby accepts her appointment as the Shareholders' Agent. Parent shall be entitled to deal exclusively with the Shareholders'
       Agent on all matters relating to Sections 5.5 and 8, and shall be entitled to rely conclusively (without further evidence of any kind whatsoever) on any document executed or purported to be executed on behalf of any Shareholder by the Shareholders' Agent, and on any other action taken or purported to be taken on behalf of any Shareholder by the Shareholders' Agent, as fully binding upon such Shareholder. If the Shareholders' Agent shall die, resign, become disabled or otherwise be unable to fulfill her responsibilities as agent of the Shareholders, then the Shareholders shall, within ten days after such resignation, death or disability, appoint a successor agent and, promptly thereafter, shall notify
       Parent of the identity of such successor. Any such successor shall become the "Shareholders' Agent" for purposes of Sections 5.5 and 8 and this Section 9.1. If for any reason there is no Shareholders' Agent at any time, all references herein to the Shareholders' Agent shall be deemed to refer to the Shareholders.

     9.2  Further Assurances.  Each party
       hereto shall execute and cause to be delivered to each other party hereto such instruments and other documents, and shall take such other actions, as such other party may reasonably request (prior to, at or after the Closing) for the purpose of carrying out or evidencing any of the transactions contemplated by this Agreement.

     9.3 Fees and Expenses. Each party to this Agreement shall bear and pay all fees, costs and expenses (including legal fees and accounting fees) that have been incurred or that are incurred by such party in connection with the transactions contemplated by this Agreement, including all fees, costs and expenses incurred by such party in connection with or by virtue of
       (a) the investigation and review conducted by Parent and its Representatives with respect to the Company's business (and the furnishing of information to Parent and its Representatives in connection with such investigation and review), (b) the negotiation, preparation and review of this Agreement (including the Disclosure Schedule) and all agreements, certificates, opinions and other instruments and documents delivered or to be delivered in connection with the transactions contemplated by this Agreement, (c) the preparation and submission of any filing or notice required to be made or given in connection with any of the transactions contemplated by this Agreement, and the obtaining of any Consent required to be obtained in connection with any of such transactions, and (d) the consummation of the Merger;
       provided, however, that all such fees, costs and expenses incurred by or for the benefit of the Company (including all such fees, costs and expenses incurred prior to the date of this Agreement and including the amount of all special bonuses and other amounts that may become payable to any officers of the Company or other Persons in connection with the consummation of the transactions contemplated by this Agreement) shall be borne and paid by the Shareholders and not by the Company.

     9.4   Attorneys' Fees.  If any action or
       proceeding relating to this Agreement or the enforcement of any provision of this Agreement is brought against any party hereto, the prevailing party shall be entitled to recover reasonable attorneys' fees, costs and disbursements (in addition to any other relief to which the prevailing party may be entitled).

     9.5 Notices. Any notice or other communication required or permitted to be delivered to any party under this Agreement shall be in writing and shall be deemed properly delivered, given and received when delivered (by hand, by registered mail, by courier or express delivery service or by facsimile) to the address or facsimile telephone number set forth beneath the name of such party below (or to such other address or facsimile telephone number as such party shall have specified in a written notice given to the other parties hereto):

     if to Parent or Merger Sub:
     AlliedSignal Inc.
     101 Albright Way
     Los Gatos, CA  95030
     Attn:
     Facsimile:  (408) 871-2231

     if to the Company:
     Clean Link, Inc.
     345 East Brokaw Road
     San Jose, CA  95112
     Attn:  William E. McGeever
     Facsimile:  (408) 436-9301

     if to any of the Shareholders:
     c/o Shareholders' Agent
     Weber Sanford & Co.
     2021 The Alameda, Suite 380
     San Jose, CA  95126
     Attn:  Martha Sanford
     Facsimile:  (408) 246-4463

     9.6    Reserved.

     9.7    Time of the Essence.  Time is of the essence of this Agreement.

     9.8 Headings. The underlined headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

     9.9    Counterparts.  This Agreement may be
       executed in several counterparts, each of which shall constitute an original and all of which, when taken together, shall constitute one agreement.

     9.10    Governing Law.  This Agreement shall
       be construed in accordance with, and governed in all respects by, the internal laws of the State of California
       (without giving effect to principles of conflicts of laws).

     9.11    Successors and Assigns.  This
       Agreement shall be binding upon: the Company and its successors and assigns (if any); the Shareholders and their respective personal representatives, executors, administrators, estates, heirs, successors and assigns
       (if any); Parent and its successors and assigns (if any);
       and Merger Sub and its successors and assigns (if any).
       This Agreement shall inure to the benefit of: the Company; the Shareholders; Parent; Merger Sub; the other Indemnitees (subject to Section 8.10); and the respective successors and assigns (if any) of the foregoing. Parent may freely assign any or all of its rights under this Agreement (including its indemnification rights under Sections 5.5 and 8), in whole or in part, to any other Person without obtaining the consent or approval of any other party hereto or of any other Person.

    9.12 Remedies Cumulative; Specific Performance. Except as otherwise provided herein, the rights and remedies of the parties hereto shall be cumulative (and not alternative). The parties to this Agreement agree that, in the event of any breach or threatened breach by any party to this Agreement of any covenant, obligation or other provision set forth in this Agreement for the benefit of any other party to this Agreement, such other party shall be entitled (in addition to any other remedy that may be available to it) to (a) a decree or order of specific performance or mandamus to enforce the observance and performance of such covenant, obligation or other provision, and (b) an injunction restraining such breach or threatened breach.

     9.13 Waiver.

     (a) No failure on the part of any Person to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Person in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

     (b) No Person shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Person; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

     9.14  Amendments.  This Agreement may not be
       amended, modified, altered or supplemented other than by means of a written instrument duly executed and delivered on behalf of Parent, Merger Sub, the Company and the holders of a majority of the outstanding shares of Company Common Stock.

     9.15  Severability.  In the event that any
       provision of this Agreement, or the application of any such provision to any Person or set of circumstances, shall be determined to be invalid, unlawful, void or unenforceable to any extent, the remainder of this Agreement, and the application of such provision to Persons or circumstances other than those as to which it is determined to be invalid, unlawful, void or unenforceable, shall not be impaired or otherwise affected and shall continue to be valid and enforceable to the fullest extent permitted by law.

     9.16   Parties in Interest.  Except for
       the provisions of Sections 1.5, 1.6, 1.8, 1.9 and 8, none of the provisions of this Agreement is intended to provide any rights or remedies to any Person other than the parties hereto and their respective successors and assigns (if any).

     9.17  Entire Agreement.  This Agreement and
       the other agreements referred to herein set forth the entire understanding of the parties hereto relating to the subject matter hereof and thereof and supersede all prior agreements and understandings among or between any of the parties relating to the subject matter hereof and thereof.

     9.18  Construction.

     (a) For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include the masculine and feminine genders.

     (b) The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

     (c) As used in this Agreement, the words "include" and "including," and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words "without limitation."

     (d) Except as otherwise indicated, all references in this Agreement to "Sections" and "Exhibits" are intended to refer to Sections of this Agreement and Exhibits to this Agreement.

     The parties hereto have caused this Agreement to be executed and delivered as of the date first written above.

"Parent:"                  AlliedSignal Inc.,
                           a Delaware corporation

                           By:  /s/ Kyle Kappes
                           -------------------------
                           Name:  Kyle Kappes
                           Title: Vice President and General Counsel
                                  Electronic Materials

"Merger Sub:"              Clink Acquisition Corp.,
                           a Delaware corporation

                           By:  /s/Kyle Kappes
                           ------------------------
                           Name:  Kyle Kappes
                           Title:

"Company:"                 Clean Link, Inc.,
                           a California corporation

                           By: /s/ William E. McGeever
                               --------------------
                           Name:  William E. McGeever
                           Title: President


"Shareholders:"            /s/ Timothy L. Evans
                           -----------------------
                           Timothy L. Evans

                           /s/ Amy M. Irwen
                           -----------------------
                           Amy M. Irwen

                           /s/ Randy R. LeClaire
                           -----------------------
                           Randy R. LeClaire

                           /s/ Paul E. Lewis
                           ----------------------
                           Paul E. Lewis

                           /s/ Khalid Makhamreh
                           ----------------------
                           Khalid Makhamreh

                           /s/ Willam E. McGeever
                           ----------------------
                           William E. McGeever

                           /s/ Jeffrey Miller
                           ----------------------
                           Jeffrey Miller

                           /s/ Adel George Tannous
                           -----------------------
                           Adel George Tannous


"Shareholders Agent:"
                         /s/ Martha Sanford
                         -----------------------
                         Martha Sanford, as agent of the Shareholders

                            EXHIBIT A

                          SHAREHOLDERS



     Name                          Percentage Ownership of the Company
------------------                 -------------------------------------

Timothy L. Evans                               1.913%

Amy M. Irwen                                   0.962%

Randy R. LeClaire                             19.138%

Paul E. Lewis                                  1.435%

Khalid Makhamreh                              19.138%

William E. McGeever                           19.138%

Jeffrey Miller                                19.138%

Adel George Tannous                           19.138%

                            EXHIBIT B

                       CERTAIN DEFINITIONS


For purposes of the Agreement (including this Exhibit B):

Acquisition Transaction. "Acquisition Transaction" shall mean any transaction involving:

          (a) the sale, license, disposition or acquisition of all or a material portion of the Company's business or assets;

          (b) the issuance, disposition or acquisition of (i) any capital stock or other equity security of the Company (other than common stock issued to employees of the Company, upon exercise of Company Options or otherwise, in routine transactions in accordance with the Company's past practices), (ii) any option, call, warrant or right (whether or not immediately exercisable) to acquire any capital stock or other equity security of the Company
(other than stock options granted to employees of the Company in routine transactions in accordance with the Company's past practices), or (iii) any security, instrument or obligation that is or may become convertible into or exchangeable for any capital stock or other equity security of the Company; or

         (c) any merger, consolidation, business combination, reorganization or similar transaction involving the Company.

     Affiliate. "Affiliate" of any Person means any Person directly or indirectly controlling, controlled by or under common control with such Person.

     Allocation Date. "Allocation Date" shall have the meaning set forth in Section 5.5(b) of the Agreement.

     Annual Earnout. "Annual Earnout" shall have the meaning set forth in Section 1.9(b) of the Agreement.

     Annual Earnout Amount. "Annual Earnout Amount" shall have the meaning set forth in Section 1.9(b) of the Agreement.

     Average Trading Price. "Average Trading Price" means, as of a specified date, the average of the daily high and low closing prices of AlliedSignal Common Stock as reported on the NYSE Composite Tape on each of the twenty (20) consecutive trading days immediately preceding (and not including) such date.

     Agreement. "Agreement" shall mean the Agreement and Plan of Merger and Reorganization to which this Exhibit B is attached
(including the Disclosure Schedule), as it may be amended from time to time.

     Balance Sheet Selected Firm. "Balance Sheet Selected Firm" shall have the meaning set forth in Section 1.7 of the Agreement.

     Claim Amount. "Claim Amount" shall have the meaning set forth in Section 8.6(a) of the Agreement.

     Claim Notice. "Claim Notice" shall have the meaning set forth in Section 8.6(a) of theAgreement.

      Agreement.Closing. "Closing" shall have the meaning set forth in Section 1.3 of the Agreement.

     Closing Balance Sheet. "Closing Balance Sheet" shall have the meaning set forth in Section 1.7 of the Agreement.

     Closing Calculation. "Closing Calculation" shall have the meaning set forth in Section 1.7 of the Agreement.

     Closing Date. "Closing Date" shall have the meaning set forth in Section 1.3 of the Agreement.

     COBRA.  "COBRA" shall have the meaning set forth in Section
2.15(g) of the Agreement.

     Code. "Code" means Internal Revenue Code of 1986, as amended.

     Combined State Tax. "Combined State Tax" means, with respect to each such state or any local taxing jurisdiction, any income or franchise Tax payable to any state or any local taxing jurisdiction in which the Company files Returns with a member of the Seller Group on a consolidated, combined or unitary basis for purposes of such income or franchise Tax.

     Company. "Company" shall have the meaning set forth in the Introductory Paragraph of the Agreement.

     Company Common Stock. "Company Common Stock" shall have the meaning set forth in Section 1.5 of the Agreement.

     Company Contract.  "Company Contract" shall mean any
Contract: (a) to which the Company is a party; (b) by which the Company or any of its assets is or may become bound or under which the Company has, or may become subject to, any obligation; or (c) under which the Company has or may acquire any right or interest.

     Company Financial Statements.  "Company Financial
Statements" shall have the meaning set forth in Section 2.4(a) of the Agreement.

     Company Proprietary Asset. "Company Proprietary Asset" shall mean any Proprietary Asset owned by or licensed to the Company or otherwise used by the Company.

     Company Stock Certificate. "Company Stock Certificate" shall have the meaning set forth in Section 1.10 of the Agreement.

     Confidential Information. "Confidential Information" shall have the meaning set forth in Section 5.1(a) of the Agreement.

     Consent. "Consent" shall mean any approval, consent, ratification, permission, waiver or authorization (including any Governmental Authorization).

     Contract. "Contract" shall mean any written, oral or other agreement, contract, subcontract, lease, understanding, instrument, note, warranty, insurance policy, benefit plan or legally binding commitment or undertaking of any nature.

     Damages. "Damages" shall include any loss, damage, injury, decline in value, liability, claim, demand, settlement, judgment, award, fine, penalty, Tax, fee (including reasonable attorneys' fees), charge, cost (including costs of investigation) or expense of any nature.

     Disclosure Documents. "Disclosure Documents" shall have the meaning set forth in Section 3.5(e) of the Agreement.

     Disclosure Schedule. "Disclosure Schedule" shall mean the schedule (dated as of the date of the Agreement) delivered to Parent on behalf of the Company and the Shareholders.

     Disputed Amount. "Disputed Amount" shall have the meaning set forth in Section 8.6(b) of the Agreement.

     Earnout Amount. "Earnout Amount" shall have the meaning set forth in Section 1.9(a) of the Agreement.

     Earnout Payment Date. "Earnout Payment Date" shall have the meaning set forth in Section 1.9(c) of the Agreement.

     Earnout Selected Firm. "Earnout Selected Firm" shall have the meaning set forth in Section 1.9(b) of the Agreement.

     Earnout Year. "Earnout Year" shall have the meaning set forth in Section 1.9(a) of the Agreement.

     Effective Time. "Effective Time" shall have the meaning set forth in Section 1.3 of the Agreement.

     Encumbrance. "Encumbrance" shall mean any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, claim, infringement, interference, option, right of first refusal, preemptive right, community property interest or restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

     Entity. "Entity" shall mean any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization or entity.

     Environmental Law. "Environmental Law" shall have the meaning set forth in Section 2.16 of the Agreement.

     ERISA.  "ERISA" shall have the meaning set forth in Section
2.15(a) of the Agreement.

     Escrow.  "Escrow" shall have the meaning set forth in
Section 1.6 of the Agreement.

     Escrow Agent. "Escrow Agent" shall mean State Street Bank and Trust Company of California, N.A.

     Escrow Shares. "Escrow Shares" shall have the meaning set forth in Section 1.6 of the Agreement.

     Exchange Act.  "Exchange Act" shall mean the Securities
Exchange Act of 1934, as amended.

     Expiration Date. "Expiration Date" shall have the meaning set forth in Section 8.1(a) of the Agreement.

     Federal Tax.  "Federal Tax" means any Tax imposed under
Subtitle A of the Code.

     Five Year Earnout Amount. "Five Year Earnout Amount" shall have the meaning set forth in Section 1.9(a) of the Agreement.

     Final Determination. "Final Determination" shall mean (i) any final determination of Liability in respect of a Tax that, under applicable Legal Requirements, is not subject to further appeal, review or modification through proceedings or otherwise (including the expiration of a statute of limitations or a period for the filing of claims for refunds, amended returns or appeals from adverse determinations), including a "determination" as defined in Section 1313(a) of the Code or execution of an Internal Revenue Service Form 870AD or (ii) the payment of Tax by Parent, the Company, the Shareholders or any of their Affiliates, whichever is responsible for payment of such Tax under applicable Legal Requirements, with respect to any item disallowed or adjusted by a Taxing Authority, provided that such responsible party determines that no action should be taken to recoup such payment and the other party agrees in writing.

     Government Bid. "Government Bid" shall mean any quotation, bid or proposal submitted to any Governmental Body or any proposed prime contractor or higher-tier subcontractor of any Governmental Body.

     Government Contract. "Government Contract" shall mean any prime contract, subcontract, letter contract, purchase order or delivery order executed or submitted to or on behalf of any Governmental Body or any prime contractor or higher-tier subcontractor, or under which any Governmental Body or any such prime contractor or subcontractor otherwise has or may acquire any right or interest.

     Governmental Authorization. "Governmental Authorization" shall mean any: (a) permit, license, certificate, franchise, permission, clearance, registration, qualification or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement; or (b) right under any Contract with any Governmental Body.

     Governmental Body. "Governmental Body" shall mean any: (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; or
(c) governmental or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, instrumentality, official, organization, unit, body or Entity and any court or other tribunal).

     Gross Margin Percentage. "Gross Margin Percentage" shall have the meaning set forth in Section 1.9(a) of the Agreement.

     Gross Margin. "Gross Margin" shall have the meaning set forth in Section 1.9(a) of the Agreement.

     Indemnitees.  "Indemnitees" shall mean the following
Persons: (a) Parent; (b) Parent's current and future affiliates (including the Surviving Corporation); (c) the respective Representatives of the Persons referred to in clauses "(a)" and "(b)" above; and (d) the respective successors and assigns of the Persons referred to in clauses "(a)", "(b)" and "(c)" above; provided, however, that the Shareholders shall not be deemed to be "Indemnitees."

     Knowledge. An individual shall be deemed to have "Knowledge" of a particular fact or other matter if such individual is actually aware of such fact or other matter after due inquiry concerning the truth or existence of such fact or other matter, including due inquiry of the Company's tax, accounting and legal advisors.

     The Company shall be deemed to have "Knowledge" of a particular fact or other matter if any of the Shareholders, the controller of the Company has Knowledge of such fact or other matter.

     Lease.  "Lease" shall have the meaning set forth in Section
2.8(b) of the Agreement.

     Leased Real Property. "Lease Real Property" shall have the meaning set forth in Section 2.8(b) of the Agreement.

     Legal Proceeding. "Legal Proceeding" shall mean any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Body or any arbitrator or arbitration panel.

     Legal Requirement. "Legal Requirement" shall mean any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body.

     Loss.  "Loss" shall have the meaning set forth in Section
5.5(a) of the Agreement.

     Major Customers. "Major Customers" shall have the meaning set forth in Section 2.7(c) of the Agreement.

     Material Adverse Effect. An event or other matter will be deemed to have a "Material Adverse Effect" on the Company if such event or other matter would have a material adverse effect on the Company's business, condition, assets, liabilities, operations, financial performance or prospects taken as a whole.

     Material Contract. "Material Contract" shall have the meaning set forth in Section 2.10(a) of the Agreement.

     Material of Environmental Concern.  "Material of
Environmental Concern" shall have the meaning set forth in
Section 2.16 of the Agreement.

     Merger. "Merger" shall have the meaning set forth in Recital A of the Agreement.

     Merger Sub. "Merger Sub" shall have the meaning set forth in the Introductory Paragraph of the Agreement.

     Net Sales.  "Net Sales" shall have the meaning set forth in
Section 1.9(a) of the Agreement.

     Net Working Capital.  "Net Working Capital" means Total
Current Assets minus Total Current Liabilities.

     Overpayment. "Overpayment" shall have the meaning set forth in Section 1.8(b) of the Agreement.

     Parent. "Parent" shall have the meaning set forth in the Introductory Paragraph of the Agreement.

     Parent Common Stock. "Parent Common Stock" shall have the meaning set forth in Section 1.5(a) of the Agreement.

     Parent Reports. "Parent Reports" shall have the meaning set forth in Section 2.25 of the Agreement.

     Person. "Person" shall mean any individual, Entity or Governmental Body.

     Plans.  "Plans" shall have the meaning set forth in Section
2.15(a) of the Agreement.

     Pro Forma Combined State Return.  "Pro Forma Combined State
Return" shall have the meaning set forth in Section 5.4(b) of the Agreement.

     Pro Forma Federal Return. "Pro Forma Federal Return" shall have the meaning set forth in Section 5.4(b) of the Agreement.

     Pro Forma Return. "Pro Forma Return" shall have the meaning set forth in Section 5.4(b) of the Agreement.

     Post-Closing Tax Period. "Post-Closing Tax Period" means any Tax period beginning after the Closing Date or, with respect to any Tax Period beginning before and ending after the Closing Date, the portion thereof beginning on the day after the Closing Date.

     Proposed Closing Balance Sheet.  "Proposed Closing Balance
Sheet" shall have the meaning set forth in Section 1.7 of the Agreement.

     Proposed Annual Earnout Amount.  "Proposed Annual Earnout
Amount" shall have the meaning set forth in Section 1.9(a) of the Agreement.

     Proposed Annual Five Year Earnout Amount.  "Proposed Annual
Five Year Earnout Amount" shall have the meaning set forth in
Section 1.9(a) of the Agreement.

     Proposed Sixth Year Earnout Amount.  "Proposed Sixth Year
Earnout Amount" shall have the meaning set forth in Section
1.9(a) of the Agreement.

     Proprietary Asset. "Proprietary Asset" shall mean any: (a) patent, patent application, trademark (whether registered or unregistered), trademark application, trade name, fictitious business name, service mark (whether registered or unregistered), service mark application, copyright (whether registered or unregistered), copyright application, maskwork, maskwork application, trade secret, know-how, customer list, franchise, system, computer software, computer program, invention, design, blueprint, engineering drawing, proprietary product, technology, proprietary right or other intellectual property right or intangible asset; or (b) right to use or exploit any of the foregoing.

     Related Party. "Related Party" shall have the meaning set forth in Section 2.18 of the Agreement.

    Representatives. "Representatives" shall mean officers, directors, employees, agents, attorneys, accountants, advisors and representatives.

     Response Notice. "Response Notice" shall have the meaning set forth in Section 8.6(a) of the Agreement.

     Return. "Return" means any return, declaration, report, statement or other document (including any estimated Tax or information return or report) required to be filed with respect to any Tax.

     SEC.  "SEC" shall mean the United States Securities and
Exchange Commission.

     Securities Act.  "Securities Act" shall mean the Securities
Act of 1933, as amended.

     Seller Group.  "Seller Group" means, with respect to Federal
Taxes, the affiliated group of corporations (as defined in Section 1504(a) of the Code) of which a Shareholder is the common parent and with respect to Combined State Taxes, the consolidated, combined or unitary group of which a Shareholder or any of its affiliates and the Company is a member.

     Separate Tax. "Separate Tax" means any Tax of the Company which accrues in a Pre-Closing Tax Period, other than a Federal
Tax or a Combined State Tax.

     Shareholder Representative. "Shareholder Representative" shall have the meaning set forth in Section 3.5(d) of the Agreement.

     Shareholders. "Shareholders" shall have the meaning set forth in the Introductory Paragraph of the Agreement.

     Shareholders' Notes. "Shareholders' Notes" shall mean the promissory notes with a current aggregate principal balance of $800,000 executed by certain of the Shareholders in favor of the Company in connection with the purchase of such Shareholders' equity interests in the Company.

     Surviving Corporation. "Surviving Corporation" shall have the meaning set forth in Section 1.1 of the Agreement.

     Tax. "Tax" means (i) any tax imposed under Subtitle A of the Code and any net income, alternative or add-on minimum tax, gross income, gross receipts, sales, use, ad valorem, value added, transfer, franchise, profits, license, lease, service, service use, withholding on amounts paid to or by the Company, payroll, employment, excise, severance, stamp, capital stock, occupation, property, environmental or windfall profit tax, premium, custom, duty or other tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest, penalty, addition to tax or additional amount imposed by any Governmental Authority (a "Taxing Authority") responsible for the imposition of any such tax (domestic or foreign), (ii) liability of the Company for the payment of any amounts of the type described in (i) as a result of being a member of an affiliated, consolidated, combined or unitary group, or being a party to any agreement or arrangement whereby
Liability of the Company for payments of such amounts was determined or taken into account with reference to the Liability of any other Person for any period during the Tax Indemnification Period, and (iii) Liability of the Company for the payment of any amounts as a result of being party to any Tax Sharing Agreement or with respect to the payment of any amounts of the type described in (i) or (ii) as a result of any express or implied obligation to Indemnify any other Person.

     Tax Asset. "Tax Asset" means any net operating loss, net capital loss, investment tax credit, foreign tax credit, charitable deduction or any other credit, deduction or other tax attribute which could reduce Taxes (including without limitation deductions and credits related to alternative minimum Taxes).

     Tax Indemnification Period. "Tax Indemnification Period" means (i) with respect to any Tax described in clause (i) of the definition of "Tax," any Pre-Closing Tax Period of the Company;
(ii) with respect to any Tax described in clause (ii) of the definition of "Tax," any Pre-Closing Tax Period of the Company and the Tax year of any member of a group described in such clause (ii) which includes (but does not end on) the Closing Date and (iii) with respect to any Tax described in clause (iii) of the definition of "Tax," the survival period of the obligation under the application contract or arrangement.

     Tax Sharing Agreements. "Tax Sharing Agreements" means all existing Tax sharing agreements or arrangements (whether or not written) binding the Company and any agreements or arrangements which afford any other Person the benefit of any Tax Asset of the Company, afford the Company the benefit of any Tax Asset of any other Person or require or permit the transfer or assignment of income, revenues, receipts, or gains.

     Total Current Assets. "Total Current Assets" means total current assets in accordance with GAAP. Total Current Assets shall not reflect the Shareholders' Notes.

     Total Current Liabilities. "Total Current Liabilities" means total current liabilities in accordance with GAAP.

     Trading Day. "Trading Day" means a day on which either the national securities exchange or Nasdaq which then constitutes the principal securities market for the Parent Common Stock is open for general trading.

     Unaudited Interim Balance Sheet.  "Unaudited Interim Balance
Sheet" shall have the meaning set forth in Section 2.4(a) of the Agreement.

     Unpaid Balance. "Unpaid Balance" shall have the meaning set forth in Section 1.8(a) of the Agreement.

     Workpapers. "Workpapers" shall have the meaning set forth in Section 1.7 of the Agreement.